EXHIBIT 7
                                                                       ---------




                                   PRIMEWEST



                          GROWTH, RENEWAL, RESILIENCY

             PRIMEWEST ENERGY TRUST 2001 REPORT TO OUR UNITHOLDERS

              2
   Operating and Financial
         Highlights

              4
    Property Descriptions            CORPORATE PROFILE

              7                      o    NORTH AMERICA'S 4TH LARGEST
   Message to Unitholders                 CONVENTIONAL OIL AND GAS ROYALTY TRUST

             12                      o    30,000 BOE PER DAY OIL EQUIVALENT
     Questions & Answers                  PRODUCTION

             20                      o    LOWEST OPERATING COSTS AMONG LARGE CAP
   Management's Discussion                PEER GROUP
        and Analysis
                                     o    PRIMEWEST ENERGY TRUST TRADES ON THE
             36                           TORONTO STOCK EXCHANGE UNDER THE
Financial Statements and Notes            SYMBOL PWI.UN

             54                      o    PRIMEWEST ENERGY INC. EXCHANGEABLE
    Supplemental Information              SHARES TRADE ON THE TORONTO STOCK
                                          EXCHANGE UNDER THE SYMBOL PWX
             63
    Corporate Governance

             67
    Environmental, Health
         and Safety

             68
  Income Tax Considerations

             69
  Distribution Reinvestment
   and Optional Trust Unit
       Purchase Plans

             70
          Glossary

             71
    Corporate Information

                                     GROWTH

         WE'VE INCREASED PRODUCTION, RESERVES AND UNITHOLDER LIQUIDITY.



                                     RENEWAL

    WE'VE REPLENISHED OUR SUITE OF OPPORTUNITIES AND UPGRADED ASSET QUALITY.



                                   RESILIENCY

           WE'VE SIGNIFICANTLY MITIGATED THE IMPACT OF THE MOST RECENT
                       COMMODITY PRICE CYCLICAL DOWNTURN.

PRIMEWEST ENERGY TRUST
AT A GLANCE

----------------------------------------- ------------------------------------- -----------------------------------------
STRATEGY                                  2001 OBJECTIVES                       2001 PERFORMANCE
----------------------------------------- ------------------------------------- -----------------------------------------
                                          o   Significantly increase the        X   Doubled production in 2001
ONE                                           size of the Trust and                 with the acquisition of Cypress
ASSET GROWTH                                  unitholder liquidity.                 Energy Inc. Unitholder liquidity
                                                                                    now best in sector.
                                          o   Acquisitions to improve           X   The percentage of proved
                                              percentage of proved producing        producing reserves up 2% to 72% at
                                              reserves and increase investor        year-end. Investor margin was
                                              margin.                               $22.79 in 2001, compared to $21.27
                                                                                    in 2000.

                                          o   Review asset base to              X   PrimeWest undertook an asset
                                              high-grade assets and identify        rationalization program during the
                                              potential disposition                 second half of 2001, netting
                                              candidates.                           proceeds from high cost, non-core
                                                                                    assets of approximately $78 million.
----------------------------------------- ------------------------------------- -----------------------------------------
                                          o   Maintain a diversified            X   PrimeWest spent over $80
TWO                                           approach to property                  million in 2001 on property
OPERATING EXCELLENCE                          development. Invest $37 million       development activities.
                                              in diversified projects.

                                          o   Capitalize on production          X   The drilling success rate was
                                              optimization and development          91%. Proved producing reserves were
                                              opportunities within asset base.      added at an average cost of $7.89
                                                                                    per BOE.
                                          o   Reduce per BOE operating          X   Operating costs were $5.42 per BOE
                                              costs.                                compared to $5.08 per BOE in 2000,
                                                                                    but best among our Peers.
----------------------------------------- ------------------------------------- -----------------------------------------
                                          o   Maintain appropriate and          X   The debt-to-annual cash flow
THREE                                         prudent debt levels.                  ratio of 1.05 at the end of 2001
FINANCIAL PRUDENCE                                                                  was the lowest among our Peers.
                                          o   Maintain a responsible            X   Distributions exceeded cash
                                              distribution payout ratio.            flow in 2001; a payout ratio of
                                                                                    112%. Having paid out only 71% of 2000 cash
                                                                                    flow, we were able to support the 2001
                                                                                    distribution level.
----------------------------------------- ------------------------------------- -----------------------------------------
                                          o   Use hedging instruments as        X   PrimeWest enhanced cash flow
FOUR                                          appropriate to sustain                by $39 million or $0.38 per Trust
RISK MANAGEMENT                               distribution rates.                   Unit in 2001 through hedging
                                                                                    activities.
                                          o   Maintain $0.22 per Trust
                                              Unit total distribution payment   X   Maintained through August,
                                              for as long as feasible.              despite production disappointments
                                                                                    and falling oil and gas prices.
                                          o   Offer guidance to
                                              investors about changes to the    X   The volatile commodity price
                                              level of distribution rate.           environment in 2001 made it
                                                                                    difficult to provide reliable
                                                                                    guidance.
----------------------------------------- ------------------------------------- -----------------------------------------

PRIMEWEST ENERGY TRUST
AT A GLANCE


--------------------------------------------------------------------------------
STRATEGY
--------
  ONE
  ASSET GROWTH
  ------------

                                      PERFORMANCE TRENDS
                ----------------------------------------------------
                                1998    1999    2000    2001    2002
                                ----    ----    ----    ----    ----
                                        MMBOE at January 1
                ESTABLISHED
                RESERVES
                GROWTH .......  59.8    68.9    63.6    69.6    107.0

                        [CHART OMITTED]

                                                        2002 OBJECTIVES
                                                  -----------------------------
                                                  o  Use the low cycles in
                                                     the commodity price
                                                     environment and strong
                                                     balance sheet to add high
                                                     quality reserves to our
                                                     asset base.
                                                  o  Maintain or increase
                                                     our reserve life index.

--------------------------------------------------------------------------------
STRATEGY
--------
  TWO
  OPERATING EXCELLENCE
  --------------------

                                      PERFORMANCE TRENDS
                ----------------------------------------------------
                                1997    1998    1999    2000    2001
                                ----    ----    ----    ----    ----
                                        Average BOE per day
                PRODUCTION
                GROWTH .......  11.913  15.497  14.995  16.237  29.774

                        [CHART OMITTED]

                                                   2002 OBJECTIVES
                                        ---------------------------------------
                                        o  Moderate natural
                                           production decline through
                                           prudent capital development.

                                        o  Add incremental production through
                                           drilling, completions and workovers.

                                        o  Reduce per BOE operating expenses
                                           from 2001 levels.

--------------------------------------------------------------------------------
STRATEGY
--------
   THREE
   FINANCIAL PRUDENCE
   ------------------

                                      PERFORMANCE TRENDS
                ----------------------------------------------------
                                1997    1998    1999    2000    2001
                                ----    ----    ----    ----    ----
                                       per trust unit
                NET DEBT PER
                TRUST UNIT....  2.60    2.44    2.41    1.52    1.72

                        [CHART OMITTED]

                                                       2002 OBJECTIVES
                                                -------------------------------
                                                o  Maintain a strong
                                                   financial position as
                                                   measured by net debt per
                                                   Trust Unit and debt-to-cash
                                                   flow ratio.

--------------------------------------------------------------------------------
STRATEGY
--------
   FOUR
   RISK MANAGEMENT
   ---------------

                                      PERFORMANCE TRENDS
                ----------------------------------------------------
                                1997    1998    1999    2000    2001
                                ----    ----    ----    ----    ----
                                       per trust unit
                DISTRIBUTIONS.. 1.34    0.82    1.10    1.77    2.31

                        [CHART OMITTED]

                                                        2002 OBJECTIVES
                                                 -------------------------------
                                                 o  Use hedging to
                                                    stabilize and protect
                                                    distribution levels.

                                                 o  Manage distribution rates
                                                    as commodity prices cycle.
--------------------------------------------------------------------------------

2001 TIMELINE OF KEY EVENTS

FEBRUARY
o ANNOUNCED INTENT TO ACQUIRE CYPRESS ENERGY INC. FOR A COMBINATION OF TRUST UNITS, EXCHANGEABLE SHARES AND CASH.

MARCH
o        CLOSED CYPRESS ACQUISITION WITH OVER 97% OF SHAREHOLDERS TENDERING.
         VALUE OF THE TRANS-ACTION WAS OVER $800 MILLION.

APRIL
o        INCREASED MONTHLY DISTRIBUTION RATE TO $0.22 PER TRUST UNIT.

JUNE
o        CLOSED A $94.9 MILLION BOUGHT DEAL EQUITY FINANCING.

SEPTEMBER
o REDUCED MONTHLY DISTRIBUTION RATE TO $0.17 PER TRUST UNIT DUE TO DELAYED DEVELOPMENT AND PRODUCTION SHORTFALLS AS WELL AS COMMODITY PRICE DECLINES.

NOVEMBER
o        CLOSED A $70.3 MILLION BOUGHT DEAL EQUITY FINANCING.

DECEMBER
o HELD SPECIAL UNITHOLDER MEETING TO APPROVE A REORGANIZATION OF THE CORPORATE STRUCTURE.
o REDUCED MONTHLY DISTRIBUTION RATE TO $0.10 DUE TO CONTINUED WEAKNESS IN THE COMMODITY PRICE OUTLOOK.
o        SOLD NON-CORE ASSETS BRINGING TOTAL PROCEEDS FOR THE YEAR TO $78
         MILLION.

PRIMEWEST ENERGY TRUST
HIGHLIGHTS
OPERATING AND FINANCIAL

OPERATING HIGHLIGHTS

                                                                2001          2000   Change
-------------------------------------------------------------------------------------------
Daily sales volumes
     Crude oil (BARRELS)                                      10,033         6,582      52%
     Natural gas liquids (BARRELS)                             2,273         1,483      53%
     Natural gas (MILLIONS OF CUBIC FEET)                     104.80         49.03     114%
                                                       -------------  ------------     ---
     Total (BARRELS OF OIL EQUIVALENT) (1)                    29,774        16,237      83%

Average selling prices
     Crude oil (DOLLARS PER BARREL)                    $       32.21  $      36.67     (12%)
     Natural gas liquids (DOLLARS PER BARREL)          $       30.96  $      34.42     (10%)
     Natural gas (DOLLARS PER MCF)                     $        6.16  $       4.65      32%
                                                       -------------  ------------     ---
     Total (DOLLARS PER BARREL OF OIL EQUIVALENT)      $       34.80  $      32.19       8%

Established reserves
     Crude oil (MILLIONS OF BARRELS)                            28.5          24.4      17%
     Natural gas liquids (MILLIONS OF BARRELS)                   9.5           6.4      48%
     Natural gas (BILLIONS OF CUBIC FEET)                      413.7         232.7      78%
                                                       -------------  ------------     ---
     Total (MILLIONS OF BARRELS OF OIL EQUIVALENT)             107.0          69.6      54%
                                                       -------------  ------------     ---

Net asset value
(MILLIONS OF DOLLARS, EXCEPT PER-TRUST-UNIT)
     Established reserves (DISCOUNTED AT 10 PERCENT)   $       872.6  $      623.0
     Hedging mark-to-market                                     39.7          (1.0)
     Unproved lands                                             55.7          17.2
     Other assets and working capital                          (29.7)          0.1
     Long-term debt                                           (195.0)        (78.9)
                                                       -------------  ------------
Total net asset value                                  $       743.3  $      560.4      34%
                                                       -------------  ------------     ---
Per Trust Unit                                         $        5.67  $      10.73     (47%)
                                                       -------------  ------------     ---

Distributions (PER-TRUST-UNIT)
     Since inception                                   $        7.78  $       5.47      42%
                                                       =============  ============      ==
     Since inception with re-investment                $       10.00  $       8.89      12%
                                                       =============  ============      ==

(1) NATURAL GAS CONVERTED TO BARRELS OF OIL ON A 6:1 BASIS.

PRIMEWEST ENERGY TRUST
HIGHLIGHTS
OPERATING AND FINANCIAL

FINANCIAL HIGHLIGHTS

                                                               Per                              Per
                                                          weighted                         weighted
                                                           average                          average
(THOUSANDS OF DOLLARS EXCEPT PER-                            Trust        Per                 Trust        Per
BOE AND PER-TRUST-UNIT AMOUNTS)                    2001       Unit        BOE       2000       Unit        BOE
----------------------------------------------------------------------------------------------------------------
Operating revenues, net of royalties           $306,515      $2.99     $28.20     $156,561      $3.51     $26.42

Operating expenses                               58,951       0.57       5.42       30,175       0.68       5.09

Cash G&A expenses                                10,394       0.10       0.96        4,140       0.09       0.70

Cash management fees                              6,431       0.06       0.59        3,277       0.07       0.55

Financing costs                                  13,800       0.13       1.27        6,359       0.14       1.07

Cash flow from operations                       214,511       2.09      19.74      112,062       2.51      18.91

Cash distributed to unitholders                 234,465       2.31      21.57       79,033       1.77      13.33

Operating margin                                247,564       2.41      22.78      126,386       2.83      21.33

Capital expenditures net of
property dispositions                           828,358                            143,592

Net debt (LONG-TERM DEBT NET OF
WORKING CAPITAL)                                225,466                             79,208

Net debt-to-annual-cash-flow ratio                 1.05                               0.71
Weighted average Trust Units and
exchangeables outstanding                       102,533                             44,652

Trust Units and exchangeables
outstanding at year-end (DILUTED)               132,387                             53,196

OUR FOUNDATION IS A SUITE OF
HIGH QUALITY ASSETS

OPERATED PROPERTIES

LAPRISE

A low decline natural gas property. By adding compression, PrimeWest has maintained production virtually flat since acquiring the property from BP Amoco in 1996. PrimeWest operates and has a 76% working interest in the property.

THORSBY

Thorsby produces natural gas and natural gas liquids by-products. PrimeWest is the operator. Despite a successful 5 well drilling program in 2001 which resulted in over 0.85 million BOE of incremental reserves at a cost of about $7.00 per BOE, production in 2001 came in below expectations. This shortfall was due to under performance from the 2000/2001 drilling program and timing delays. Development in 2002 will focus on production optimization and reduction of operating costs. A total of 2 drilling locations have been budgeted for 2002.

SUNDRE

The Sundre area includes Caroline, Garrington, Ricinus and Westward Ho. In late 2001, the Garrington and Westward Ho areas were sold for proceeds totaling approximately $54 million. The Caroline and Ricinus areas produce natural gas, light oil and natural gas liquids. PrimeWest operates the property with an average working interest of over 80%. In 2001, 1 well was drilled resulting in initial production of about 1,000 mcf per day. Development plans for 2002 consist of continued field optimization and cost reduction activities.

BOUNDARY LAKE

Boundary Lake is a low decline, stable oil property. In 2001, an 11 well program was 100% successful, adding over 600 barrels of production per day. Proved producing reserves were added at a cost of $5.69 per BOE. For 2002, 6 drilling locations have been identified and further waterflood optimization work is anticipated.

STOWE CREEK

Stowe Creek produces both natural gas and oil. PrimeWest's working interest in the property is approximately 96%. In 2001, a total of 19 wells were drilled resulting in 11 producing wells, approximately 1.2 million BOE of incremental proved reserves were added at a cost of $3.86 per BOE. Development work in 2002 will consist of optimization of the gas gathering system and field compression. A total of 15 new drilling locations have been identified.

BRANT/FARROW

Brant/Farrow produces sweet gas. PrimeWest operates the property with an average 60% working interest. In 2001, PrimeWest drilled 12 wells, 9 of which were successful adding 2,600 mcf per day of incremental production at a cost of $11.50 per BOE. Over 18 potential drilling locations have been identified, 8 of which are planned to be drilled in 2002.

CROSSFIELD/LONE PINE CREEK

This area produces natural gas and natural gas liquids by-products. PrimeWest operates the Lone Pine Creek gas units, the Crossfield gas unit and the East Crossfield Gas Conditioning Plant and has working interests varying from 29% to 87% in these units and facilities. In 2001, optimization of operations at the East Crossfield plant resulted in fuel gas savings of over $1 million. In addition, operating costs were reduced through an increase in third party throughput by over 10%. Development in 2002 is expected to consist of continued plant optimization and cost reduction, as well as development of shallow gas reserves in the area with 2 recompletions budgeted.

DAWSON

Dawson is relatively undeveloped and has significant potential for reserve additions. In 2001, a 12 well development program resulted in 1.9 million BOE at a cost of $8.95 per BOE. Significant infrastructure was also developed in the year. Notwithstanding, volumes from the area were curtailed due to weather delays, regulatory restrictions and performance issues. All issues are now behind us and the area is performing as expected. Development in 2002 will focus on production maintenance and increasing system capacity to accommodate new production and future natural gas drilling. PrimeWest is the operator of the property and owns an average 50% working interest in the area.

SOUTHEASTERN ALBERTA

The largest property within this area is Grand Forks, acquired by PrimeWest in March 1998. This PrimeWest operated property produces medium gravity crude oil and natural gas. Since acquiring the property, PrimeWest has actively drilled in-fill locations effectively arresting the decline and maintaining relatively stable production over this time. In 2001, a 13 well program resulted in 12 producing wells adding substantial incremental natural gas production. Development in 2002 will focus on pool optimization with some limited development drilling.


81% INCREASE IN PRODUCTION
YEAR-OVER-YEAR, CRUDE OIL AND NATURAL GAS PRODUCTION INCREASED OVER 80% THROUGH A COMBINATION OF THE ACQUISITION OF CYPRESS ENERGY INC. AND INCREMENTAL PRODUCTION ACHIEVED THROUGH CAPITAL DEVELOPMENT ACTIVITIES.

54% INCREASE IN ESTABLISHED RESERVES
ESTABLISHED RESERVES INCREASED 54% YEAR-OVER-YEAR TO OVER 100 MILLION BARRELS OF OIL EQUIVALENT. WITHIN THESE ESTABLISHED RESERVES, THE PROVED PRODUCTION CATEGORY INCREASED FROM 70% TO 72% RESULTING IN MORE RESERVES PRODUCING IMMEDIATE CASH FLOW THAN IN ANY PRIOR YEAR.

6% ROYALTY ASSETS
ROYALTY ASSETS PROVIDE CASH FLOW WITHOUT ANY DEDUCTION FOR ROYALTIES OR OPERATING COSTS. AS A RESULT, THESE CASH FLOWS ARE SIGNIFICANTLY LESS VOLATILE THAN OPERATING CASH FLOWS. FURTHER-MORE, EXPLORATION AND DEVELOPMENT ACTIVITIES (OVER 200 WELLS DRILLED IN 2001) BY THE UNDERLYING LESSEES ON 245,000 ACRES OF ROYALTY LANDS IN WESTERN CANADA PROVIDE PRODUCTION AND RESERVE ADDITIONS, AT NO COST OR RISK TO PRIMEWEST.

58% INCREASE IN UNDEVELOPED LAND ACREAGE

With the Cypress acquisition, PrimeWest acquired 540,000 net acres of undeveloped land bringing PrimeWest's net underlying land holdings to approximately 950,000 net acres. Exploitation of this land is expected to add incremental production and reserves for years to come. In addition, PrimeWest is actively farming out opportunities to monetize the value of some of these lands.

                                    SUCCESS
                                     THROUGH

                                    GROWTH,
                                   RESILIENCY
                                       AND
                                    RENEWAL

WE ARE BUILDING A NEW TEAM
MESSAGE TO UNITHOLDERS
TO TAKE PRIMEWEST FORWARD STRONGLY AS A LARGE-CAP ROYALTY TRUST

In 2001, PrimeWest emerged as the fourth largest player in the North American Oil and Gas Royalty Trust Sector; a year which also marked a major consolidation in the Canadian oil and gas producer sector and the most volatility in natural gas prices in history. We delivered growth in distributions to unitholders, production, reserves and asset quality.

o        set a record for distributions, $2.31 per unit;
o        doubled production;
o        increased PrimeWest's gas weighting to approximately 60 percent;
o        maintained a strong balance sheet;
o        improved the quality of oil and gas production;
o        increased our portfolio of development opportunities;
o mitigated the impact of price declines for a significant portion of production volumes for two years at record first quarter prices; and
o        became the most actively traded oil and gas royalty trust in North
         America.

Celebrating our fifth anniversary, we have provided unitholders over this period:

o the highest rate of growth in distributable cash flow per unit amongst our large cap royalty trust peers.
o cumulative distributions of $7.78 per unit (93 percent of cash flow per unit since inception), which if reinvested, would total $10.00, equal to our initial public offering issue price in 1996,
o an average cash-on-cash yield in excess of 20 percent on our initial public offering price of $10.00 per unit, double the expectation set forth at the time of our IPO,
o a total unitholder return since inception of 68 percent, outperforming the TSE 300 at 52 percent and the Oil and Gas Producers Index at 28 percent as at December 31, 2001, and
o        as at March 31, 2002, a total unitholder return of 98 percent.

The most significant corporate achievement in 2001 was the takeover of Cypress Energy Inc. in March, which resulted in the doubling of production to over 30,000 BOE per day. Cypress represented an attractive acquisition opportunity, an under exploited reserve base characterized by high netback production. In excess of $100 million of low risk development opportunities identified to date on Cypress properties will enable PrimeWest to add production and reserves on a low cost basis in the years to come to help support and sustain distributions to our unitholders. The transaction strategically positioned PrimeWest as the most gas weighted, large cap royalty trust in Canada.

GROWTH

The Cypress acquisition was principally financed through a unit for share exchange. Buoyant first quarter commodity prices enabled us to undertake the transaction at an attractive exchange ratio supported by a unit price of $9.75, the highest trading price PrimeWest had achieved since 1997. We also partially protected the transaction and PrimeWest unitholders from the risk of downward commodity price movements, by hedging 80 percent of 2001 production and 68 percent of anticipated 2002 production at record prices. The result was $39 million of hedging gains ($0.38 per unit) in 2001. A similar gain is expected in 2002.

The Cypress acquisition also brought challenges, both organizationally and operationally. In part due to wet weather that restricted drilling access, PrimeWest's expanded capital development program was late in delivering promised production volumes in 2001, though actual program results, now in, are running ahead of our initial expectations. Integration of a large compliment of Cypress staff into a royalty trust cultural setting was more difficult than anticipated. As a result, PrimeWest was slow to react to certain post closing production performance and operating cost issues. These issues have now been substantially resolved. We are now pleased to report that Cypress and PrimeWest operations are fully and successfully integrated. We remain confident that we will meet or exceed all expectations we set forth when the transaction was announced.

To reflect the increased scope, scale and complexity of PrimeWest, we added significant new strength to our management team in 2001.

Don Garner, President and Chief Operating Officer, was formerly president of Northstar Energy (Devon Canada), a producer twice the size of PrimeWest, and prior thereto an executive at Imperial Oil.

Dennis Feuchuk, Vice-president, Finance and Chief Financial Officer, was previously Vice President and Controller of Gulf Canada Resources and Vice President and Treasurer Athabasca Oil Sands Trust. Bill Rowe, Vice-president, Planning and Investor Relations joined PrimeWest from NOVA Chemicals Corporation where he held a similar office.

Don, Dennis and Bill join Kent MacIntyre, Ron Ambrozy and Tim Granger as your senior management team. The capabilities and depth of experience of this team well positions PrimeWest to grow significantly as well as manage the existing business.

RENEWAL

Moving into 2002, we have worked hard to position PrimeWest's balance sheet to guard against lower commodity prices, and with $125 million of available credit, we are in a strong financial position relative to our competitors. Our opportunities to expand our business both through internal growth and through acquisition, significantly exceed the $40 million we have committed to date for capital programs in 2002. Look to PrimeWest to expand its capital development program should a sustainable recovery in commodity prices become evident.

Increased emphasis will be placed on expanding our reserves position and production platform as the year progresses, now that our drive to upgrade the cash flow characteristics of our barrels has been achieved.

As a commodity based investment, we outperform our peers by focusing on high-quality reserves and production, and controlling costs. PrimeWest is a low cost leader among our large cap energy trust peers in operating, general and administrative and all-in cash costs.

RESILIENCY

Today we offer, among our peers, many attractive investment attributes:

o        most active trading of units;
o        highest yield;
o        highest level of distribution protection;
o        one of the lowest debt-to-cash flow multiples; and
o        highest exposure to a long term gas price recovery.

As evidenced in 2001, PrimeWest operates in an environment where commodity prices can be highly volatile. Over the course of 2001, oil prices were off 30 percent and gas prices fell more than 60 percent, adversely affecting our distribution rates and unit trading performance. Despite an aggressive commodity risk management program to mitigate such effects, PrimeWest under-performed the royalty trust peer group which is predominately oil weighted.

Moving into 2002, we have seen both commodities rally, with year-to-date oil and gas prices up substantially as the economic recovery appears to take hold. While there may be a short term pullback, we remain bullish on the long term prospects for gas. The same supply and demand fundamentals that caused gas prices to reach record levels a year ago appear to be forming again. Such a perspective is certainly aligned with the expectations of the forward commodity markets, where gas futures are priced to a significant premium to current price levels. As importantly, the forward markets suggest that gas prices should consistently outperform oil prices by more than 30 percent over the next five years, positioning PrimeWest for out-performance relative to its oil weighted peer group moving forward. Perhaps evidencing such an outlook, PrimeWest is the top performing large cap royalty trust in the first quarter of 2002, posting an 18 percent total return.

Congratulations to all our employees and contractors for their focus and outstanding performance in a difficult and challenging environment in 2001. We could not have achieved our industry leadership position without your contribution.

We wish to thank our unitholders for your patience and loyalty as we transitioned from a junior to senior player in the energy trust sector in 2001. With the overlay of a volatile commodity market, unitholders experienced significant changes in our pattern of distributions through the year. Your management team and the Board of Directors are focused on earning your confidence in 2002 with predictable and sustainable distributions. Our distribution level is presently $0.10 per unit. To sustain this level, we must deliver on our first half production objective of 29,000 to 30,000 BOE per day through the entire year, aggressively manage our costs and continue to enjoy the commodity price rebound experienced from February through April. Management's challenge is to mitigate both production and price uncertainty and further reduce costs in order to maintain a sustainable and predictable distribution level. We are confident in the capability of our management team to deliver on these objectives.

PrimeWest has delivered on its strategic commitments of growth, operating excellence, financial prudence and risk management in 2001.

Thank you for your continued support.


HAROLD P. MILAVSKY
CHAIRMAN

KENT J. MACINTYRE
VICE-CHAIRMAN AND
CHIEF EXECUTIVE OFFICER

DONALD A. GARNER
PRESIDENT AND
CHIEF OPERATING OFFICER

April 5, 2002

PRIMEWEST ENERGY TRUST
QUESTIONS & ANSWERS

WHAT IS AN OIL AND GAS ROYALTY TRUST?

An Oil and Gas Royalty Trust (Trust) owns, directly or indirectly, interests in oil and gas producing properties in trust for its unitholders. The objective of a Trust is to exploit already producing oil and gas properties to provide cash flow which the Trust distributes monthly.


WHO ARE THE TRUSTS AND WHERE DO THEY FIT IN THE BIG PICTURE OF EQUITY INVESTMENT OPPORTUNITIES?

Trusts are part of an equity investment sector called income trusts. In Canada, there are over 100 income trusts with a total market capitalization exceeding $30 billion, about 3 percent of the total market capitalization of the TSE 300.

Oil and gas trusts make up about one third of this total, real estate investment trusts another third and the balance is widely distributed among other businesses. As yet, the sector is not represented in the TSE 300, notwithstanding that several trusts are larger and more liquid than many TSE 300 included companies. The Canadian Oil & Gas Royalty Trust Landscape:


MARKET CAPITALIZATION OF THE TRUSTS           (MILLIONS OF DOLLARS) (1)
-----------------------------------------------------------------------
CANADIAN OIL SANDS TRUST                                       $  2,508
ENERPLUS RESOURCES FUND                                           1,795
ARC ENERGY TRUST                                                  1,420
PENGROWTH ENERGY TRUST                                            1,271
PRIMEWEST ENERGY TRUST                                              939
NCE PETROFUND                                                       554
SHININGBANK ENERGY INCOME FUND                                      438
VIKING ENERGY ROYALTY TRUST                                         403
PROVIDENT ENERGY TRUST                                              339
NAL OIL AND GAS TRUST                                               308
FREEHOLD ROYALTY TRUST                                              301
ADVANTAGE ENERGY INCOME FUND                                        285
APF ENERGY TRUST                                                    199
ULTIMA ENERGY TRUST                                                  97
OTHER                                                               150
                                                               --------
                                                               $ 11,007
                                                               ========

(1) AS AT MARCH 22, 2002

HOW IS A TRUST DIFFERENT FROM ANY OTHER OIL AND GAS COMPANY?

Oil and gas companies, in addition to exploiting already known pools of oil and gas, explore for significant new pools of hydro-carbons. Trusts do not undertake such high risk exploration activities. Oil and gas companies use the cash flow from producing properties to reinvest in exploration and development activities; whereas Trusts return a significant majority of cash flow to unitholders, through monthly, partially tax deferred distributions.


HOW ARE DISTRIBUTIONS DETERMINED?

Distributions from a Trust to unitholders are highly dependent upon the cash flow generated by the Trust. By far, the largest variable in determining the level of cash flow is prices for crude oil and natural gas. See the chart below for PrimeWest's recent history.


DISTRIBUTIONS VS COMMODITY PRICES
        [CHART OMITTED]

                                       DISTRIBUTION HISTORY
              ------------------------------------------------------------------------------------
               Jan-99   May-99  Sep-99  Jan-00  May-00   Sep-00    Jan-01  May-01   Sep-01  Jan-02
              -------  -------  ------  ------  -------  --------  ------  ------  -------  ------
Monthly
Distribution
Paid ($/unit)     .6      .7-8    .9-13     .9     .9-15   .15-18     .18     .21   .16-20      .9

Blended
Commodity
Prices (1)
($/MCF)           1.8  1.9-2.2  2.2-4.0    2.2   2.2-4.1  4.1-5.0     5.0     5.5  5.5-4.2     2.2

                                          COMMODITY PRICES
                ------------------------------------------------------------------------------------------
                 Jan-99    May-99   Sep-99    Jan-00   May-00   Sep-00   Jan-01   May-01   Sep-01   Jan-02
                -------- --------- --------  -------- -------- -------- -------- -------  -------  -------
Monthly
Distribution
Paid ($/unit)   .9-.11   .11-.14   .14-.15   .15-.17  .16-.22  .26-.35  .35-.24  .22-.18  .18-.13  1.3-1.5

Blended
Commodity
Prices (1)
($/MCF)         2.1-2.3  2.5-4.0   4.0       4.0-4.5  4.0-6.2  6.2-8.2  8.2-6.3  5.8-4.2  4.0-3.2  3.5-4.0


WHY ARE TRUST YIELDS SO HIGH COMPARED TO BONDS, GICS AND PREFERRED STOCK?

Bonds, GICs and preferred stock are generally referred to as "fixed income" or "yield" investments. They offer economic rent in the form of interest or dividends of a fixed amount for a fixed period of time. At maturity, an investor receives back the amount of the original investment.

Trusts pay out variable amounts for whatever time period an investor chooses to hold the Trust Units. The principal amount, that's the trading value on the stock exchange, will vary significantly depending primarily on energy prices and a Trust's ability to replace reserves and maintain production.

Thus, the primary difference between "fixed income" investments and Trusts is the significant added risk of the underlying business, primarily oil and gas production and commodity prices.

                                      WE'VE
                                    DOUBLED
                                   PRODUCTION

                                       AND
                                    UPGRADED
                                    RESERVES

PRIMEWEST ENERGY TRUST
ASSET GROWTH
TO REPLENISH OPPORTUNITIES AND SUSTAIN DISTRIBUTIONS.

Asset growth, through strategic acquisitions of businesses and assets, is the key to ensuring sustainability and growth of the Trust over the long-term. In assessing potential acquisitions, we look for high-quality assets, light gravity crude oil, and high heat content natural gas with low operating costs, and assets that will replenish our pool of development opportunities. We achieved all of these objectives with our acquisition of Cypress Energy Inc. in March of 2001.

        2001 ACTUAL      2001 PRO-FORMA (1)       2000        INCREASE
-------------------- ----------------------- ---------- ---------------
             29,774                  33,850     16,237            108%

(1) THE 2001 ACTUAL FIGURE INCLUDES ONLY 9 MONTHS OF CYPRESS PRODUCTION; THE PRO-FORMA FIGURE REFLECTS A FULL YEAR OF CYPRESS PRODUCTION.


UPGRADED RESERVES

With the acquisition of Cypress we acquired relatively light crude oil and high heat content natural gas. In addition, we re-weighted our reserves portfolio to emphasize natural gas.


                                                                                 JAN. 1,      JAN. 1,
                                                                    NATURAL         2002         2001
                                            CRUDE      NATURAL          GAS        TOTAL        TOTAL
                                              OIL          GAS      LIQUIDS     RESERVES     RESERVES
AS AT JANUARY 1, 2002                      (MBBL)       (MMCF)       (MBBL)       (MBOE)       (MBOE)
------------------------------------------------------------------------------------------------------
RESERVES SUMMARY
     Proved producing                      22,486      287,143        6,505       76,848       48,900
     Total proved                          24,719      349,305        7,830       90,766       57,149
     Probable                               7,651      128,807        3,432       32,551       24,855
     Total proved and probable             32,370      478,112       11,262      123,317       82,004
     Established                           28,545      413,708        9,546      107,042       69,577
     % of total established reserves          27%          64%           9%
======================================================================================================

                                      WE'VE
                                    RENEWED
                                  OUR FOCUS ON
                                  NATURAL GAS

                                       AND

                                   OPERATING
                                   EXCELLENCE

PRIMEWEST ENERGY TRUST
OPERATING EXCELLENCE
TO SUSTAIN AND GROW PRODUCTION LEVELS AND LOWER COSTS.


PrimeWest's daily production and sale of oil and gas drives our cash flow and, in turn, our distributions. Our strategy of actively managing natural decline rates through optimization programs, preventative maintenance and reservoir management are key factors in delivering distribution predictability and sustainability. Tight controls over field production costs help maximize our netbacks, or the profit margin from each barrel of oil or Mcf of gas produced.

Capital development programs, add value through the low-cost addition of proved producing reserves, reserves that help sustain production rates and generate cash flow. We take a diversified approach to capital development activities, taking care not to risk too much capital on any one project. Capital development activities include development drilling, waterflood optimization, workovers and facilities optimization.

WHY NATURAL GAS?

We believe natural gas will continue to be the fossil fuel of choice because it's clean-burning and highly efficient. North American demand is expected to grow to meet expanding residential, commercial and industrial markets in a growing economy.

We bought Cypress anticipating a strong environment for natural gas prices relative to crude oil. That's what the futures market foretold in the first quarter of 2001 and the message is the same today.

                                      WE'VE
                                    MANAGED
                                 VOLATILITY AND

                                   MITIGATED
                                 PRICE DECLINES

PRIMEWEST ENERGY TRUST
RISK MANAGEMENT
TO SAFEGUARD DISTRIBUTIONS AND REDUCE VOLATILITY.

During 2001, PrimeWest undertook the most active commodity risk management program in the royalty trust sector. Given the extreme price volatility during the year especially in natural gas, PrimeWest locked in pricing on 78 percent of its total 2001 natural gas production after royalties and 84 percent of its total crude oil production after royalties at record prices. In aggregate, PrimeWest enhanced its cash flow by $39 million, or $0.38 Trust Unit out-standing, through its hedging activities in 2001. Our aim is to reduce distribution volatility and to maintain a predictable and sustainable distribution level, currently $0.10 per Trust Unit per month.

PrimeWest continues to actively hedge its future production, having 68 percent of estimated 2002 natural gas production after royalties and 65 percent of estimated 2002 crude oil production after royalties currently hedged. The hedge structures we have used are primarily fixed price swaps or collars to provide stability to our distribution level. Hedging activities are managed through a Commodity Risk Management Committee of key executives operating within a policy framework established by and regularly reviewed by the Board of Directors.

Beyond our hedging activities, we also seek to reduce risk by maintaining a reasonable balance between natural gas and crude oil. Also, a sizeable portion of our cash flow is in the form of overriding royalties, which do not attract royalties or operating expenses and therefore have higher profit margins and less volatility, mitigating the impact of commodity price movements.

MD&A

OUR VISION

TO BE RECOGNIZED BY OUR INVESTORS AND EMPLOYEES AS THE BEST ENERGY TRUST AS MEASURED BY BEING THE EMPLOYER AND INVESTMENT OF CHOICE WITHIN THE ENERGY TRUST SECTOR, BY BEING A LEADER I N THE INDUSTRY, AND BY MAINTAINING A POSITIVE CORPORATE CULTURE AND IMAGE.

NOTICE TO READERS:

In December of 2001, the Canadian Institute of Chartered Accountants (CICA) published a Review Draft recommending an integrated disclosure framework whereby companies structure and integrate their MD&A disclosures within a broad organizational reporting context and disclosure framework. The Review Draft emphasizes a balance between historical and forward-looking information and analysis.

PrimeWest believes in improved disclosure as one means to increase transparency and level the playing field among market participants. We strongly endorse the proposals of the CICA as a major step towards improved disclosure.

Accordingly, our 2001 MD&A is prepared on a basis consistent with the CICA proposals.

The following discussion is management's analysis (MD&A) of PrimeWest's operating and financial results for the year ended December 31, 2001 compared with the prior year as well as information and opinions concerning the Trust's future outlook based on currently available information. This discussion should be read in conjunction with the Trust's audited consolidated financial statements for the years ended December 31, 2001 and 2000, together with accompanying notes. These are included on pages 38 through 53 of this annual report.

NATURAL GAS CONVERSION EQUIVALENT

All calculations required to convert natural gas to a crude oil equivalent (BOE) have been made using a ratio of 6 thousand cubic feet of natural gas to 1 barrel of crude oil.

FORWARD-LOOKING INFORMATION/OUTLOOK

The following discussion, as well as other sections within this annual report, contain forward-looking or outlook information with respect to PrimeWest.

Because forward-looking information addresses future events and conditions, it involves risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking or outlook information. These risks and uncertainties include: commodity price levels; production levels; the recoverability of reserves; transportation availability and costs; operating and other costs; interest rates and currency-exchange rates; and changes in environmental and other legislation and regulations. The nature of these risks are discussed in greater detail at pages 33 through 35 of this MD&A.

2001 HIGHLIGHTS

o Distributions declared totaled a record $2.31 per Trust Unit, up 31% from the $1.77 per Trust Unit declared in 2000.

o Cash flow per Trust Unit totaled $2.09, down 16% from $2.51 per Trust Unit in 2000 due to delayed development, production shortfalls at Thorsby and Dawson and the dilutive impact of equity issues to de-lever the balance sheet.

o Added over 91% of established reserves in the year, through the corporate acquisition of Cypress Energy Inc. and capital development activities.

o Average daily production grew by over 80% compared to the prior year, to 29,774 BOE per day. o Exit rate for average daily production of approximately 30,500 BOE per day, after asset sales in the fourth quarter.

o Posted an investor margin (operating margin less cash G&A, interest, cash taxes and cash management fees) of $19.74 per BOE, an increase of 5% from the prior year.

o Exited 2001 with a debt-to-cash flow ratio of just over one times, providing a high degree of financial flexibility. Available credit at December 31, 2001 totaled approximately $125 million.

CASH FLOW RECONCILIATION
The following table shows a reconciliation of 2001 cash flow from operations to the prior year.

INCREASE (DECREASE) IN CASH FLOW                                          $'000
--------------------------------------------------------------------------------
2000 Cash Flow from Operations                                        $ 112,062
     Effect of production volumes                                       150,261
     Effect of natural gas price                                         23,079
     Effect of hedging gas                                               34,530
     Effect of crude oil price                                          (21,283)
     Effect of hedging crude oil                                          4,950
     Effect of natural gas liquids price                                 (2,871)
     Effect of royalty expense                                          (38,000)
     Effect of operating expenses                                       (28,776)
     Effect of interest expense                                          (7,440)
     Effect of cash G&A and management fees                              (9,408)
     Other                                                               (2,593)
                                                                      ---------
2001 Cash Flow from Operations                                        $ 214,511
                                                                      =========

PRODUCTION VOLUMES

Production volumes for 2001 averaged 29,774 BOE per day, up 83% from the prior year. The major impact on production volumes was the effect of the Cypress acquisition. Other factors affecting production year-over-year were as follows:


PRODUCTION RECONCILIATION                                           BOE PER DAY
--------------------------------------------------------------------------------
2000 Daily Production exit rate                                          17,672
     Effect of Cypress acquisition (effective March 29, 2001)            12,933
     Capital Development program                                          3,946
     Asset Dispositions                                                    (311)
     Natural Decline on 2001 Production                                  (4,466)
                                                                      ---------
2001 Daily Average Production                                            29,774
                                                                      =========


PRODUCTION SUMMARY                            2001       %         2000        %
--------------------------------------------------------------------------------
Crude Oil (BARRELS PER DAY)                 10,033      34        6,582       41
Natural Gas Liquids (BARRELS PER DAY)        2,273       7        1,483        9
Natural Gas (MMCF PER DAY)                  104.80      59        49.03       50
Total Oil Equivalent (BOE per day)          29,774     100       16,237      100
                                            ==============       ===============

Of total production in 2001, 6% or 1,790 BOE per day was attributable to gross overriding royalties. PrimeWest's production mix became weighted towards natural gas with the Cypress acquisition.

OUTLOOK FOR PRODUCTION VOLUMES

We exited 2001 with a production level of approximately 30,500 BOE per day. Our target for the first half of 2002 is to produce an average of 29,000 - 30,000 BOE per day. Our natural production decline rate is approximately 16% per year. Our capital development program of $40 million for the first half of 2002 is expected to substantially offset this decline.

COMMODITY PRICES
AVERAGE SALES PRICES (CANADIAN DOLLARS)         2001          2000       CHANGE
--------------------------------------------------------------------------------
Natural Gas ($ PER MCF)                          6.16          4.65         32%
Crude Oil ($ PER BARREL)                        32.21         36.67        (12%)
Natural Gas Liquids ($ PER BARREL)              30.96         34.42        (10%)
Total Oil Equivalent ($ PER BOE)                34.80         32.19          8%

Crude oil, using West Texas Intermediate (WTI) as the benchmark, entered 2001 at $US 26.80 per barrel, reached a high of $US 32.19 per barrel in January, and exited 2001 at $US 19.84 per barrel, a decline of 26%.

Natural gas, using AECO as the benchmark, entered 2001 at $12.70 per Mcf and exited 2001 at $3.56 per Mcf, a decline of 72%. In early 2001, supply concerns, especially in certain U.S. markets, and high demand drove prices to record levels. An increase in drilling activity and related gas supply, coupled with a dramatic drop off in demand due to high prices and slowing economic growth caused the sharp decline in natural gas prices over the year.

During 2001, PrimeWest actively protected against the risk of falling prices on a major portion of its production by either fixing the price or protecting the downside risk through a put or collar arrangement. In aggregate, total average sales prices were higher by $3.63 per BOE than would otherwise have been the case if PrimeWest had not entered into price protection arrangements.

SALES REVENUE

Gross sales revenues from crude oil, natural gas liquids and natural gas rose by 98% year-over-year, totaling $379.2 million for 2001. Total sales revenue is influenced both by production volumes which increased year-over-year as discussed above, and commodity prices, which are discussed below.

REVENUE ($ MILLIONS)                  2001        %      2000      %      CHANGE
--------------------------------------------------------------------------------
Natural Gas                          235.5       62      84.3     44        179%
Crude Oil                            118.0       31      88.3     46         34%
Natural Gas Liquids                   25.7        7      18.7     10         37%
                                     --------------     ------------        ----
                                     379.2      100     191.3    100         98%
                                     ==============     ============        ====


NATURAL GAS REVENUES

Higher production volumes were attributable primarily to the Cypress acquisition. Higher year-over-year average natural gas prices also contributed to the increase. The average price was supported by an active and successful hedging program that added $0.90 per Mcf ($34.5 million) to the average gas price.

CRUDE OIL REVENUES

Increased crude oil production was offset by lower average crude oil prices in the year. Included in the average price is a $1.35 per barrel ($5.0 million) gain realized through hedging activities.

NATURAL GAS LIQUIDS REVENUES

Increased production volumes, offset by lower prices, resulted in the overall increase. PrimeWest does not hedge its natural gas liquids prices.

PRICE OUTLOOK

Commodity prices at the outset of 2002 were relatively weak. In mid-February we began to see an unanticipated strengthening in both crude oil and natural gas prices.

We continue to be concerned about excessive levels of inventory for both crude oil and natural gas. On the positive side, the anticipated economic recovery in North America appears to be underway. Nevertheless, in the near-term, we are cautious about the sustainability of current prices for both oil and gas. We would look 12 months out before underlying supply conditions would support a prolonged increase in prices for natural gas. We are concerned that the existing excess supply of crude oil may continue for perhaps several years to come should OPEC's discipline weaken and non-OPEC countries, particularly Russia, grow supply. Our perspective is consistent with the current forward pricing curve for both commodities.

ROYALTIES
                                              2001            2000
------------------------------------------------------------------
Royalty Expense (MILLION)                   $ 73.2          $ 35.2
Per BOE                                       6.73            5.92
Royalties as % of Sales Revenue              19.3%           18.4%
                                             ====            ====

Higher royalties are the direct result of higher revenues. The overall increase in the royalty rate is due to the higher proportion of natural gas sales as compared to crude oil, as natural gas royalties are higher as a percentage of sales than crude oil. Offsetting this is the effect of hedging gains that do not attract royalties and would result in a lower royalty as a percentage of sales.

OPERATING EXPENSES
                                               2001            2000
-------------------------------------------------------------------
Operating Expenses (MILLION)                 $ 59.0          $ 30.2
Per BOE                                      $ 5.42          $ 5.08
                                             ======          ======

In aggregate, operating expenses increased by $28.8 million, or 95% from the prior year. This increase is largely due to the acquisition of Cypress in the first quarter of the year. On a BOE basis, operating expenses increased by 6.7% to $5.42. While PrimeWest benefited from the lower per BOE cost of the Cypress assets, higher industry costs, in particular power, and maintenance and work-over costs increased per BOE costs year-over-year.

OPERATING MARGIN
$ PER BOE                             2001         2000        1999        1998
--------------------------------------------------------------------------------
Sales Price and Other Revenue
        (including hedging)        $ 34.94      $ 32.27     $ 17.99     $ 13.63
Royalties                            (6.73)       (5.92)      (3.14)      (2.28)
Operating Expenses                   (5.42)       (5.08)      (5.23)      (5.40)
                                   -------      -------      ------      ------
Operating Margin                   $ 22.79      $ 21.27      $ 9.62      $ 5.95
                                   =======      =======      ======      ======


The improvement in operating netback reflects the financial benefits of the price protection program, partially offset by a 7% increase in operating expenses per BOE.

GENERAL AND ADMINISTRATIVE

Cash general and administrative expenses, net of overhead recoveries, were $0.96 per BOE in 2001, an increase of 37% from $0.70 per BOE in 2000. Restructuring costs and other one time costs related to the integration of Cypress contributed to the overall increase.

Non-cash general and administrative expenses of $4.2 million relate to PrimeWest's long-term incentive program for employees. The program is a unit appreciation rights plan, which rewards employees based on total unitholder return (cumulative distributions on a reinvested basis plus growth in unit price). No benefit accrues to employees with respect to the first 5% of total unitholder return. Expenses related to the plan are recorded on a mark-to-market basis, whereby increases or decreases in the valuation of the vested LTIP liability for both distributions and changes in unit price are recorded monthly, as a charge to the income statement, over the six year life of the unit appreciation rights.

Unit appreciation rights in a trust are similar to stock options in a corporation. The intent is to align employee and stakeholder interests. The outcome is expected to be a modest dilution to unitholders' positions over time.

PrimeWest's Short Term Incentive Program, or "bonus" program, is tied entirely to the following corporate objectives plus performance against personal objectives:

o        achieving 29,500 boe per day average production
o        containing costs
o        outperforming our industry peers in total unitholder return

COSTS OUTLOOK

We are targeting stabilization in our cost structure in 2002 as follows:

Operations:
o        reduced power costs
o        aggressive cost management
o continued rationalization of operations with full implementation of independent north and south business units
o        strategic alliances to maximize purchasing power

General and Administrative:
o        a reduction of 10% in per boe costs by year end 2002
o        reducing contract positions
o        controlling third party service costs
o continued process improvements including eliminating low value added activities.

Our ongoing objective in the field and at head office is to focus on containing costs during all phases of the commodity price cycle.

MANAGEMENT FEES

As the manager of PrimeWest Energy Trust and its related entities, PrimeWest Management Inc. receives a management fee of 2.5% of net production revenue as well as a quarterly allocation of Trust Units and a 1% retained royalty, paid in the form of a dividend, on payments made to the Trust in connection with the Royalty Agreement. The 1% retained royalty is based on the net cash flow from operations and the proceeds from property dispositions.

For the year ended December 31, 2001, management fees related to operating activities totaled $8.3 million, compared to $4.0 million in 2000. The increase in management fees reflects higher net production revenue year-over-year, primarily due to the additional cash flow derived from the Cypress acquisition. Of the $8.3 million of management fees in 2001, $6.4 million was paid in cash, and the balance was paid by the issuance of 239,471 Trust Units from treasury. The 1% royalty was $3.4 million in 2001 ($0.8 million - 2000). The increase in the royalty is mainly attributable to the higher cash flows achieved during 2001.

In addition to the fees indicated above, the Manager is also entitled to an acquisition fee representing 1.5% of capital spent on asset or corporate acquisitions and a disposition fee representing 1.25% of proceeds received from asset dispositions. In 2001, these fees totaled $13.0 million and have been charged or credited as part of the cost of the assets purchased or sold.

INTEREST EXPENSE

Interest expense increased to $13.8 million in 2001 compared to $6.4 million in 2000. Higher interest expense resulted from higher year-over-year average debt levels offset by lower interest rates.

                                                      2001             2000
---------------------------------------------------------------------------
Interest Expense (MILLION)                         $  13.8           $  6.4
Year End Debt Level (MILLION)                      $ 195.1           $ 79.0
Year End Debt Level per Trust Unit                 $  1.72           $ 1.52
Average Cost of Debt                                  5.6%             7.5%
                                                   =======           ======


DEPLETION, DEPRECIATION AND AMORTIZATION
The 2001 depletion, depreciation and amortization (DD&A) rate was $14.66 per BOE compared to $7.21 per BOE for 2000, primarily a result of the acquisition of Cypress.

The 2001 DD&A rate is inflated relative to the acquisition cost of the Cypress reserves due to the requirement to account for future income tax liabilities associated with these reserves. Absent this tax adjustment, the 2001 DD&A rate would have been $11.39.

CEILING TEST

In accordance with its stated accounting policies, PrimeWest performs a ceiling test at each balance sheet date which compares the book value of capital assets (i.e. the value of capital assets reflected on the balance sheet, net of DD&A) with an estimate of the future net revenue from proved reserves (as determined by independent engineers) less estimated future general and administrative costs, debt servicing costs, management fees, and applicable income taxes.

Performing this test at the December 31, 2001, using commodity prices of AECO $3.67 per Mcf for natural gas and $US 19.84 per barrel WTI for crude oil, would result in a ceiling test deficiency of approximately $150 million.

PrimeWest is not required to account for any ceiling test impairment, that is not permanent, within the first two years of the Cypress acquisition and therefore no writedown is reflected in the 2001 financial statements.

If March 21, 2002 spot prices of $4.52 per Mcf for natural gas (AECO) and $US
25.61 per barrel (WTI) for crude oil were used in the ceiling test, a surplus of $180 million is indicated.

SITE RECLAMATION AND RESTORATION RESERVE

A provision of $3.5 million was made for site reclamation and abandonment during 2001, compared to $2.9 million for 2000. The provision is based on site reclamation and abandonment cost estimates made by both PrimeWest and external engineers and is charged to expense on a unit of production basis.

To fund future costs related to well abandonment and site cleanup, PrimeWest contributed $0.32 per BOE, totaling $4.2 million for 2001, to a segregated fund. This fund is used to pay for reclamation and abandonment costs as they are incurred. In 2001, a total of $3.8 million was paid out of the reserve leaving a balance of $0.8 million in the fund at year end.

The 2002 contribution rate has been set at $0.37 per BOE which is expected to be sufficient to meet the funding requirements for the future.

INCOME TAXES - TRUST

Current income tax expense of $2.4 million for 2001 (2000 - $0.5 million) is comprised of the Federal Large Corporations Tax and other capital taxes payable by PrimeWest Energy Inc. The increase in current income taxes year-over-year is due to the addition of the Cypress properties.

PrimeWest Energy Inc. manages its operating and financing activities such that it is not subject to current tax payable, other than the capital taxes noted above.

Future income taxes are recorded on corporate acquisitions to the extent that the book value of capital assets acquired exceeds the tax pools acquired. These future taxes increase the cost basis of the capital assets acquired and are recovered over time as royalties are paid to the Trust. The income statement for the year ended December 31, 2001 reflects a future income tax recovery of $30.3 million due primarily to the future income tax liability of $376.3 million recorded as part of the Cypress acquisition.

The unitholders of the Trust are allocated taxable income based on the amount of royalty revenue, interest and revenue from direct investments earned (essentially distributions before crown royalty charges), less certain tax deductions such as Canadian Oil and Gas Property Expense (COGPE), resource allowance, unit issue expenses and other direct costs.

INCOME TAXES - UNITHOLDERS

For the 2001 taxation year, unitholders of the Trust were paid $2.41 per Trust Unit in distributions. Of these distributions, 32.8%, or $0.79 per Trust Unit is a tax deferred return of capital and 67.2%, or $1.62 per Trust Unit is taxable to unitholders as other income (taxed the same as interest income). The tax deferred return of capital reduces the unitholder's adjusted cost base for purposes of calculating a capital gain or loss upon ultimate disposition of their Trust Units. It should be noted that this represents the tax treatment for Canadian residents.

For unitholders resident in the United States, the ultimate tax result is similar to that for Canadian investors after the application of withholding taxes in Canada and tax credits in the United States.

Unitholders resident outside of Canada and the United States should seek independent competent tax advice.

INCOME TAXES - UNITHOLDERS - OUTLOOK

Based on current expectations for cash flow and distributions for 2002, it is anticipated that approximately 55% of 2002 distributions will be taxable and 45% will be tax deferred.

NET ASSET VALUE

Net asset value (NAV) is a measure of the worth of PrimeWest's underlying assets
- primarily crude oil, natural gas and natural gas liquids reserves. The value placed on these reserves is in reference to the pre-tax present value of future net cash flows from these reserves, as independently assessed by Gilbert Laustsen Jung Associates Ltd. (GLJ) as at January 1, 2002. The commodity price forecast used in this assessment is based on the arithmetic average of three independent consultants' price forecasts. The present value of reserves reflects provision for royalties, operating costs, future capital costs and site reclamation and abandonment costs but is prior to deduction for income taxes, interest costs, general and administrative costs and management fees.

This calculation is a "snapshot" in time and is heavily dependent upon future commodity price expectations at the point in time the "snapshot" is taken. Accordingly, the NAV as at January 1, 2002 may not reflect fairly the equity market trading value of PrimeWest.

It is also significant to note that NAV reduces as reserves are produced and net operating cash flow is distributed. Value is delivered to unitholders through such monthly distributions and through unit price appreciation.

The following table sets forth the calculation of net asset value:

AS AT JANUARY ($ MILLION EXCEPT PER TRUST UNIT AMOUNTS)        2002       2001
------------------------------------------------------------------------------
ASSETS
     Present value of net cash flow from established
        reserves discounted at 10%                            872.6      623.0
     Hedging mark-to-market                                    39.7       (1.0)
     Unproved lands                                            55.7       17.2
     Reclamation fund                                           0.8         --
                                                             ------      -----
                                                              968.8      639.2
LIABILITIES
     Working capital (deficiency)                             (30.5)       0.1
     Long-term debt                                          (195.0)     (78.9)
                                                             ------      -----
                                                             (225.5)     (78.8)
                                                             ------      -----
     Total net asset value                                    743.3      560.4
                                                             ======      =====
     Net asset value pre-tax per Trust Unit                    5.67      10.73
                                                             ======      =====
     Reference prices      - Oil ($US WTI/BBL)                19.68      29.52
                           - Exchange rate ($US/$CDN)          0.63       0.67
                           - Natural gas ($CDN/MCF)            4.03       6.91

The NAV calculation is based on the commodity price forecast as of January 1, 2002 and is highly sensitive to changes in price forecasts over time. For example, the NAV would have been $7.00 per Trust Unit if the prices in effect at March 13, 2002 were used in the calculation. Also, the NAV calculation also assumes a "blow down" scenario whereby existing reserves are produced out without being replaced by acquisitions. A major cornerstone of PrimeWest's strategy is to replace reserves through accretive acquisitions.

LIQUIDITY AND CAPITAL RESOURCES
LONG-TERM DEBT

At December 31, 2001, long-term debt, net of working capital was $225.5 million or $1.72 per Trust Unit, compared to $79.2 million, or $1.52 per Trust Unit at the end of 2000. The increase in long-term debt was due to debt of $257 million assumed and incurred in connection with the acquisition of Cypress in March of 2001 as well as $84.2 million spent on the capital development program in 2001. PrimeWest's credit facility was increased to $350 million during 2001, shared among five major Canadian lenders. As at year end, available credit lines totaled approximately $125 million (2000 - $67 million).

(THOUSANDS OF DOLLARS)                                 2001      2000      1999
-------------------------------------------------------------------------------
Long-term debt                                      195,000    78,940    92,180
Working capital (deficit)                            30,466       268    (5,850)
Net debt                                            225,466    79,208    86,330
Market value of Trust Units and exchangeable
        shares outstanding (1)                      834,053   467,172   237,863
Total capitalization                              1,059,519   546,380   324,193
Net debt as a percentage of total capitalization      21.3%     14.5%     26.6%

(1) BASED ON DECEMBER 31 CLOSING PRICE


PROPERTY DISPOSITIONS

Shortly after the Cypress acquisition, PrimeWest initiated an asset rationalization program to high grade the properties of the combined companies of PrimeWest and Cypress. Generally, the properties targeted for divestment had higher operating costs, higher future abandonment costs, lower net operating income and less development opportunities than PrimeWest's corporate average for these indicators.

PrimeWest conducted the divestment program over three phases. Phase 1 properties that were sold were closed in Sept./Oct. of 2001 while the larger Phase 2 program consisting of the Garrington and Westward Ho properties was closed in mid December 2001. Net cash proceeds on the Phase 1 and Phase 2 dispositions totaled approximately $78 million. A number of smaller properties sold in Phase 3 will be closed in Q1 of 2002.

PrimeWest has a small group of minor non core assets totaling no more than 200 boepd that potentially could be sold during the balance of 2002.

OUTLOOK - LONG-TERM DEBT

Long term debt net of working capital in 2002 is expected to increase by approximately $40 million to $265 million in the absence of any acquisitions or expansion of our 2002 capital development program.

UNITHOLDERS' EQUITY

PrimeWest completed two bought deal financings in 2001, the first in June raising $94.9 million of gross proceeds on the issuance of 9.89 million Trust Units at $9.60 per Trust Unit and the second in October raising $70.3 million of gross proceeds on the issuance of 9.9 million Trust Units at $7.10 per Trust Unit. The net proceeds, after costs of these financings, totaled $156.2 million, were used to fund the capital development program and to reduce outstanding indebtedness.

CAPITAL SPENDING

Capital expenditures, including corporate acquisitions, totaled approximately $0.9 billion in 2001 as summarized in the following table:

(THOUSANDS OF DOLLARS)                           2001         2000         1999
-------------------------------------------------------------------------------
Land and lease                                  6,831          545          323
Geological and geophysical                      4,048          8178          93
Development drilling                           47,766       16,416       10,199
Plant and facilities                           21,802        5,665        2,335
Property acquisitions                           1,754        2,223       11,084
Corporate acquisitions (see below)            820,844      116,433       13,563
Head office                                     3,457        2,348          422
                                              -------      -------       ------
Total additions                               906,502      144,447       38,819
Property dispositions                         (78,144)        (855)      (5,909)
                                              -------      -------       ------
Net additions                                 828,358      143,592       32,910
                                              =======      =======       ======


Cypress Energy Inc. was acquired in 2001, Venator Petroleum Company Ltd. and Reserve Royalty Corporation were acquired in 2000 and Aberdeen Petroleum (Canada) Ltd. was acquired in 1999.

OUTLOOK FOR CAPITAL SPENDING

PrimeWest plans to spend approximately $40 million in the first half of 2002 on capital development programs. Further spending of up to an additional $40 million in the second half of 2002 will be contingent upon prevailing market conditions and commodity prices at the time.

The Trust has identified approximately $120 million, including the $40 million mentioned above, of development projects which meet or exceed the risked hurdle rates set by management for new investment. For competitive reasons, the Trust does not disclose its hurdle rate for acquisitions, but guidance can be provided in that the trust agreement requires the hurdle rate for acquisitions to be a minimum of 400 basis points over intermediate to long-term Canada bonds. At present, this minimum threshold rate would be approximately 10%, pre-tax. The hurdle rate for development projects is significantly higher at a risk adjusted 20%, pre-tax.

UNITHOLDERS' EQUITY

The Trust had 125,965,607 Trust Units outstanding at December 31, 2001 compared to 50,982,093 Trust Units at the end of 2000. In addition, there are 4.1 million exchangeable shares (see below) outstanding, exchangeable into a total of 5,174,732 Trust Units at year end. The weighted average number of Trust Units, including those issuable by the exchange of exchangeable shares, was 102.5 million Trust Units for 2001 compared to 44.6 million for 2000.

During 2001, PrimeWest issued 50.2 million Trust Units on the purchase of Cypress, 19.8 million Trust Units pursuant to equity financings, 1.8 million Trust Units pursuant to the Distribution Reinvestment Plan, 0.6 million pursuant to the Long-Term Incentive Plan for employees and 0.2 million to the Manager pursuant to the Management Agreement.

Equity issued, net of costs, totaled $646.0 million relating to the acquisition of Cypress and the June and October bought deal financings. Dividends declared were $4.1 million in 2001, compared to $1.6 million in 2000. Dividends are paid to PrimeWest Management Inc. in conjunction with the Management Agreement (see discussion under Management Fees) and were paid on the exchangeable shares issued in conjunction with the Venator acquisition up to April 30, 2001.

EXCHANGEABLE SHARES

Exchangeable shares were issued in connection with both the Venator acquisition in April 2000 and the Cypress acquisition in March 2001. These shares were issued to provide a tax-deferred rollover of the adjusted cost base from the shares being exchanged to the exchangeable shares of PrimeWest. A tax deferral is not permitted by Canadian tax law when shares are exchanged for Trust Units.

The exchangeable shares do not receive cash distributions. In lieu of receiving cash distributions, the number of Trust Units that the exchangeable shareholder will receive upon exchange increases based on the distribution amount divided by the market price of the Trust Units on the 15th day of each month.

At December 31, 2001, there were 0.751 million exchangeable shares outstanding issued in connection with the Venator acquisition (2000 - 1.112 million). The exchange ratio on these shares was 1.36806 Trust Units for each exchangeable share as at year end. In respect of the Cypress transaction, there were 3.317 million exchangeable shares outstanding at the end of the year, each of which was exchangeable into 1.25020 Trust Units.
For purposes of calculating diluted per Trust Unit amounts, these exchangeable shares have assumed to be exchanged into Trust Units at the current exchange ratio.

CASH DISTRIBUTIONS

Cash distributions in 2001 totaled $234.5 million, or $2.31 per Trust Unit, compared to $79.0 million, or $1.77 per Trust Unit in 2000. For tax purposes, reflecting the fact that the December distribution is not paid until January 15, distributions for 2001 were $2.41 per Trust Unit ($1.67 per Trust Unit in 2000).

The following table sets out the historical cash distributions per unit since inception:

Distribution Date               Month         2001         2000         1999         1998          1997        1996
-------------------------------------------------------------------------------------------------------------------
February 15                   January       $ 0.20       $ 0.10       $ 0.06       $ 0.08            --          --
March 15                     February         0.20         0.10         0.06         0.08            --          --
April 15                        March         0.20         0.10         0.06         0.08        $ 0.35          --
May 15                          April         0.22         0.10         0.07         0.08            --          --
June 15                           May         0.22         0.13         0.09         0.08            --          --
July 15                          June         0.22         0.16         0.10         0.06          0.30          --
August 15                        July         0.22         0.16         0.07         0.06            --          --
September 15                   August         0.22         0.16         0.14         0.06            --          --
October 15                  September         0.17         0.16         0.10         0.06          0.30          --
November 15                   October         0.17         0.20         0.10         0.06            --          --
December 15                  November         0.17         0.20         0.15         0.06            --          --
JANUARY 15                   DECEMBER         0.10         0.20         0.10         0.06          0.39      $ 0.44
===================================================================================================================
Total                                       $ 2.31       $ 1.77       $ 1.10       $ 0.82        $ 1.34      $ 0.44
Cumulative Total                            $ 7.78       $ 5.47       $ 3.70       $ 2.60        $ 1.78      $ 0.44
===================================================================================================================

OUTLOOK FOR CASH DISTRIBUTIONS

PrimeWest distributed $0.10 per unit per month for the first quarter of 2002 and has committed to distributing $0.10 per Trust Unit per month for the second quarter of 2002, subject to revision should there be a material change to expected cash flows for the second quarter. Beyond this time frame, the Board of Directors will establish a distribution level commensurate with cash flow expectations and any foreseen internal requirements. If current prices and production levels prevail, distributions may be sustained at $0.10 per unit per month for all of 2002.

CASH FLOW SENSITIVITIES

Impact on 2002 cash available for distribution per unit (increase/decrease):

                                                         Providing for        Without the Effect
                                                      PRICE PROTECTION       OF PRICE PROTECTION
Crude Oil Price ($US 1.00 per barrel WTI increase)             $ 0.020                   $ 0.040
Natural Gas Price ($0.10 per Mcf increase)                       0.010                     0.020
Interest Rate (1% increase)                                     (0.006)                   (0.016)
Exchange Rate ($US 0.01 increase)                               (0.005)                   (0.030)
Production (1,000 BOE per day increase)                          0.070                     0.070


BUSINESS RISKS

PrimeWest's operations are affected by a number of underlying risks, both internal and external to the Trust. These risks are similar to those affecting others in both the conventional oil and gas royalty trust sector and the conventional oil and gas producers sector. The Trust's financial position, results of operations, and cash available for distribution to unitholders are directly impacted by these factors. These factors are discussed under two broad categories - Commodity Price, Foreign Exchange and Interest Rate Risk and Operational and Other Business Risks.

COMMODITY PRICE, FOREIGN EXCHANGE AND INTEREST RATE RISK

The single most important factor affecting the level of cash distributions available to unitholders is the price that PrimeWest receives for its products. These prices are influenced in varying degrees by factors outside the Trust's control. Some of these factors include:

o world market forces, specifically the actions of OPEC and other large crude oil producing countries including Russia, and their implications on the supply of crude oil;

o world and North American economic conditions which influence the demand for both crude oil and natural gas and the level of interest rates set by the governments of Canada and the U.S.;

o weather conditions that influence the demand for natural gas and heating oil;

o the Canadian/U.S. exchange rate that affects the price received for crude oil as the price of crude oil is referenced in U.S. dollars;

o        transportation availability and costs;

o price differentials among world and North American markets based on transportation costs to major markets and quality of production.

To mitigate these risks, PrimeWest has an active hedging program in place based on an established set of criteria that has been approved by the Board of Directors. The results of the hedging program are reviewed against these criteria and the results actively monitored by the Board.

Beyond our hedging strategy, PrimeWest also mitigates risk by having a well-diversified marketing portfolio and by transacting with a number of counter-parties and limiting exposure to each counter-party. This strategy paid off in 2001 in connection with the Enron collapse whereby PrimeWest's exposure was limited to only a few contracts representing less than 5% of PrimeWest's total hedge contracts in 2001. PrimeWest incurred no significant losses on closing out these Enron contracts. In 2001, approximately 30% of natural gas production was sold to aggregators and 70% into the Alberta short and long-term markets.

The contracts that PrimeWest has with aggregators vary in length. They represent a blend of domestic and U.S. markets and fixed and floating prices designed to provide price diversification to our revenue stream.

The primary objective of our commodity risk management program is to reduce the volatility of our cash distributions, to lock in the economics on major acquisitions and to protect our capital structure when commodity prices cycle downwards. In 2001, PrimeWest added $39.5 million ($0.38 per Trust Unit) to our cash flow through various physical and financial hedging transactions. In total, PrimeWest hedged 84% of full year crude oil production and 78% of full year natural gas production.

2001 HEDGING RESULTS
                                                         HEDGING
                             FULL YEAR                      GAIN     PER UNIT OF
                            PRODUCTION    % HEDGED   ($ MILLION)      PRODUCTION
--------------------------------------------------------------------------------
Natural Gas (MMCF/D)            104.80         78%         34.53      $ 0.90/Mcf
Crude Oil (BBLS/D)              10,033         84%          4.95      $ 1.35/bbl


2002/2003 HEDGING SUMMARY

For 2002, PrimeWest has 65% of its crude oil production after royalties and 68% of its natural gas production after royalties hedged with a combination of swaps, and option based instruments. As at March 13, 2002, the mark-to-market valuation (including year-to-date settlements) of these hedges totals $31.1 million, $4.4 million for crude oil and $26.7 million for natural gas.

To March 13, 2002, PrimeWest has recorded a net gain of $19.4 million on hedge contracts settled since the 2001 year end. This amount is included in the $31.1 million figure above.

For 2003, PrimeWest has 26% of its crude oil production after royalties and 50% of its natural gas production after royalties hedged with a combination of swaps, and option based investments. As at the date of this report there is no material gain or loss on a mark-to-market valuation of these hedges.

OPERATIONAL AND OTHER BUSINESS RISKS

PrimeWest is also exposed to a number of risks related to its activities within the oil and gas industry that also have an impact on the amount of cash available to unitholders. These risks, and the ways in which PrimeWest seeks to mitigate these risks include, but are not limited to:

RISK: Operational risk associated with the production of oil and gas - includes well operations, processing and the physical delivery of commodities to market.

WE MITIGATE BY:            Performing regular and proactive protective well,
                           facility and pipeline maintenance supported by
                           telemetry, physical inspection and diagnostic tools.

RISK: Market risk related to the availability of transportation to market and potential disruption in delivery systems.

WE MITIGATE BY:            Diversifying the transportation systems on which we
                           rely to get our product to market.

RISK: Development risk associated with capital enhancement activities undertaken - the risk that capital spending on activities such as drilling, well completions, well workovers and other capital activities will not result in reserve additions or in quantities sufficient to replace annual production declines.

WE MITIGATE BY:            Diversifying our capital spending program over a
                           large number of projects so that too much capital is
                           not risked on any one activity. We also have a highly
                           skilled technical team of geologists, geophysicists
                           and engineers working to apply the latest technology
                           in planning and executing capital programs. Capital
                           is spent only after strict economic criteria for
                           production and reserve additions are assessed. As a
                           royalty trust, we concentrate on acquiring large
                           pool, mature and lower decline properties where high
                           risk capital programs are not normally required to
                           mitigate annual production declines.

RISK: Acquisition risk associated with acquiring producing properties at low cost to renew our inventory of assets.

WE MITIGATE BY:            Continually scanning the marketplace for
                           opportunities to acquire assets. Our technical
                           acquisition specialists evaluate potential corporate
                           or property acquisitions and identify areas for value
                           enhancement through operational efficiencies or
                           capital investment. All prospects are subjected to
                           rigorous economic review against established
                           acquisition and economic hurdle rates.

RISK: Reserve risk in respect of the quantity and quality of recoverable reserves.

WE MITIGATE BY:            Contracting our reserves evaluation to a reputable
                           third party consultant, Gilbert Laustsen Jung
                           Associates Ltd. (GLJ). The work
                           and independence of GLJ is reviewed by the Audit
                           Committee of the Board of Directors of PrimeWest. Our
                           strategy is to invest in mature, longer life
                           properties having a higher proved producing component
                           where the reserve risk is generally lower and cash
                           flows are more stable and predictable.

RISK: Environmental, health and safety risks associated with oil and gas properties and facilities.

WE MITIGATE BY:            Establishing and adhering to strict guidelines for
                           EH&S including training, proper reporting of
                           incidents, supervision and awareness. PrimeWest has
                           active community involvement in field locations
                           including regular meetings with stakeholders in the
                           area. PrimeWest carries adequate insurance to cover
                           property losses, liability and business interruption.
                           These risks are reviewed regularly by the Corporate
                           Governance and Compensation Committee of the Board,
                           which acts as PrimeWest's Environmental, Health and
                           Safety Committee.

RISK: Changes in government regulations including reporting requirements, income tax laws, operating practices and environmental protection requirements.

WE MITIGATE BY:            Keeping informed of proposed changes in regulations
                           and laws to properly respond to and plan for the
                           effects that these changes may have on our
                           operations.

                          FINANCIAL STATEMENTS & NOTES

MANAGEMENT RESPONSIBILITY FOR FINANCIAL STATEMENTS

The consolidated financial statements of PrimeWest Energy Trust were prepared by, and are the responsibility of, the management of PrimeWest Management Inc. as agreed in the management agreement between PrimeWest, the manager, and the Trust. These statements have been prepared in accordance with accounting principles generally accepted in Canada. The financial and operating information presented in this annual report is consistent with that shown in the consolidated financial statements.

Management has designed and maintains a system of internal controls to safeguard assets and ensure that transactions are properly authorized and recorded and form part of these financial statements. Where estimates are used in the preparation of these financial statements, management has ensured that careful judgement has been made and that these estimates are reasonable, based on all information known at the time the estimates are made.

The Board of Directors of PrimeWest is responsible for ensuring that management fulfils its responsibilities for financial reporting, and it has reviewed and approved these financial statements. The Board carries out this responsibility through the audit committee, which consists of the independent directors of the Board.

The manager, acting on behalf of the unitholders, with approval of the Board of Directors, has appointed the external audit firm of PricewaterhouseCoopers LLP to express their opinion on the consolidated financial statements. The auditors have full and unrestricted access to the audit committee to discuss their findings.

KENT J. MACINTYRE                         DENNIS G. FEUCHUK
VICE-CHAIRMAN AND                         VICE-PRESIDENT, FINANCE AND
CHIEF EXECUTIVE OFFICER                   CHIEF FINANCIAL OFFICER
March 1, 2002


AUDITORS' REPORT

To the unitholders of PrimeWest Energy Trust:

We have audited the consolidated balance sheets of PrimeWest Energy Trust as at December 31, 2001 and 2000, and the consolidated statements of income, cash distributions, unitholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the management of the Trust. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards required that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Trust as at December 31, 2001 and 2000, and the results of its operations and cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.

PRICEWATERHOUSECOOPERS LLP
CHARTERED ACCOUNTANTS
CALGARY, ALBERTA
March 1, 2002

CONSOLIDATED BALANCE SHEETS

AS AT DECEMBER 31 ($ THOUSANDS)                                          2001             2000
----------------------------------------------------------------------------------------------
ASSETS

Current Assets
     Accounts Receivable                                          $    55,465        $  35,064
     Prepaid Expenses and Inventory                                    11,200            3,400
                                                                       66,665           38,464

Cash Reserved for Site
     Restoration and Reclamation                     (NOTE 6)             755              398
Capital Assets                                       (NOTE 3)       1,448,661          395,376
                                                                  -----------        ---------
                                                                  $ 1,516,081        $ 434,238
                                                                  ===========        =========
LIABILITIES AND UNITHOLDERS' EQUITY

Current Liabilities
     Bank Overdraft                                               $    14,613        $     834
     Accounts Payable & Accrued Liabilities                            59,944           25,776
     Accrued Distributions to Unitholders                              11,980            9,961
     Due to Related Company                          (NOTE 9)          10,527            2,057
     Current Portion of Long-term Debt               (NOTE 5)              67              106
                                                                  -----------        ---------
                                                                  $    97,131        $  38,734

Long-term Debt                                       (NOTE 5)         195,000           78,940
Future Income Taxes                                  (NOTE 10)        362,595           16,596
Long-term Incentive Liability                        (NOTE 8)           7,932            8,930
Site Restoration and Reclamation Provision                              6,113            1,958
                                                                  -----------        ---------
                                                                  $   668,771        $ 145,158

Unitholders' Equity
     Net Capital Contributions                       (NOTE 7)       1,152,551          435,342
     Accumulated Income                                               122,550           43,014
     Accumulated Cash Distributions                                  (420,983)        (186,518)
     Accumulated Dividends                                             (6,808)          (2,758)
                                                                      847,310          289,080
                                                                  -----------        ---------
                                                                  $ 1,516,081        $ 434,238
                                                                  ===========        =========

Commitments and Contingencies                        (NOTE 12)


HAROLD P. MILAVSKY                             KENT J. MACINTYRE
CHAIRMAN OF THE BOARD OF DIRECTORS             VICE-CHAIRMAN AND CHIEF EXECUTIVE
                                               OFFICER

CONSOLIDATED STATEMENTS OF
UNITHOLDERS' EQUITY

FOR THE YEARS ENDED DECEMBER 31 ($ THOUSANDS)                          2001               2000
----------------------------------------------------------------------------------------------
Unitholders' Equity - Beginning of Year,
     as previously reported                                       $ 289,080          $ 200,039
Adjustment to Unitholders' Equity at the
     Beginning of Year to Adopt New Future
     Income Tax Standard                             (NOTE 10)           --            (10,219)
     Net Income for the Year                                         79,536             55,612
     Capital Contributions, Net of Costs                            717,209            124,293
     Cash Distributions                                            (234,465)           (79,033)
     Dividends                                                       (4,050)            (1,612)
                                                                  ---------          ---------

Unitholders' Equity - End of Year                                 $ 847,310          $ 289,080
                                                                  =========          =========

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31 ($ THOUSANDS EXCEPT
                                   PER UNIT AMOUNTS)                    2001                  2000
REVENUES
     Sales of Crude Oil, Natural Gas & Natural Gas Liquids        $  378,155         $     191,339
     Crown & Other Royalties, Net of ARTC                            (73,156)              (35,157)
     Other Income                                                      1,516                   379
                                                                  ----------         -------------
                                                                     306,515               156,561

EXPENSES
     Operating                                                        58,951                30,174
     Cash General & Administrative                                    10,394                 4,140
     Non-Cash General & Administrative                                 4,158                10,296
     Interest                                                         13,800                 6,359
     Cash Management Fees                                              6,431                 3,277
     Non-Cash Management Fees                                          1,819                   731
     Depletion, Depreciation & Amortization                          159,332                42,865
                                                                  ----------         -------------
                                                                     254,885                97,842
                                                                  ----------         -------------

Net Income Before Taxes                                               51,630                58,719
                                                                  ----------         -------------

Capital Taxes                                                          2,428                   549
Future Taxes                                         (NOTE 10)       (30,334)                2,558
                                                                  ----------         -------------
                                                                     (27,906)                3,107
                                                                  ----------         -------------
Net Income for the Year                                           $   79,536         $      55,612
                                                                  ==========         =============
Net Income per Trust Unit
     Basic                                                        $     0.78         $        1.25
     Diluted                                                      $     0.77         $        1.21
                                                                  ==========         =============


CONSOLIDATED STATEMENTS OF CASH DISTRIBUTIONS

FOR THE YEARS ENDED DECEMBER 31 ($ THOUSANDS EXCEPT
                                   PER UNIT AMOUNTS)                      2001             2000
-----------------------------------------------------------------------------------------------
Net Income for the Year                                           $     79,536       $   55,612
Add Back (Deduct)
     Depletion, Depreciation & Amortization                            159,332           42,865
     Decrease in (Increase to) Reserve                                  25,822          (29,266)
     Contribution to Reclamation Fund                                   (3,499)          (2,964)
     Management Fees Paid by the Issuance of Trust Units                 1,819              731
     Employee Long Term Incentive Plan                                   4,158           10,296
     Future Income Taxes                                               (30,334)           2,558
                                                                  ------------       ----------
                                                                       157,298           24,220
                                                                  ------------       ----------
                                                                  $    236,834       $   79,832
                                                                  ------------       ----------
CASH DISTRIBUTIONS TO TRUST UNITHOLDERS (99%)                     $    234,465       $   79,033
                                                                  ============       ==========
Cash Distributions per Trust Unit                                 $       2.31       $     1.77
                                                                  ============       ==========

CONSOLIDATED STATEMENTS OF CASH FLOW

FOR THE YEARS ENDED DECEMBER 31 ($ THOUSANDS)                            2001              2000
-----------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
     Net Income for the Year                                      $    79,536        $   55,612
     Add: Items Not Involving Cash
         Flow from Operations
              Depletion, Depreciation & Amortization                  159,332            42,865
              Non-Cash General and Administrative                       4,158            10,296
              Non-Cash Management Fees                                  1,819               731
              Future Income Taxes                                     (30,334)            2,558
                                                                  -----------        ----------
     Cash Flow from Operations                                        214,511           112,062
     Change in Non-Cash Working Capital                                (8,369)           (7,599)
                                                                  -----------        ----------
                                                                      206,142           104,463
                                                                  -----------        ----------

FINANCING ACTIVITIES
     Proceeds from Issue of Trust Units, Net of Costs                 156,221            39,896
     Acquisition of Trust Units pursuant to
         Normal Course Issuer Bid                                          --              (926)
     Cash Distributions to Unitholders                               (220,337)          (79,033)
     Dividends Paid                                                      (602)           (1,612)
     Decrease in Long-Term Debt                                       (62,980)          (41,449)
     Change in Non-Cash Working Capital                                 2,019             6,291
                                                                  -----------        ----------
                                                                     (125,679)          (76,833)
                                                                  -----------        ----------

INVESTING ACTIVITIES
     Expenditures on Capital Assets                                   (84,206)          (25,791)
     Acquisition of Capital/Corporate Assets              (NOTE 4)    (84,054)           (6,306)
     Proceeds on Disposition of Capital Assets                         78,144               855
     Cash Reserved for Future Site Restoration & Reclamation             (357)              661
     Expenditures on Site Restoration & Reclamation                    (3,769)           (3,561)
     Proceeds on Disposition of Short Term Investments                     --               174
                                                                  -----------        ----------
                                                                      (94,242)          (33,968)
                                                                  -----------        ----------
DECREASE IN CASH FOR THE YEAR                                         (13,779)           (6,338)
BANK OVERDRAFT, BEGINNING OF YEAR                                        (834)            5,504
                                                                  -----------        ----------
BANK OVERDRAFT, END OF YEAR                                       $   (14,613)       $     (834)
                                                                  ===========        ==========
CASH INTEREST PAID                                                $    13,159        $    6,872
                                                                  -----------        ----------
CASH TAXES PAID                                                   $       460        $      453
                                                                  ===========        ==========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF CANADIAN DOLLARS UNLESS OTHERWISE INDICATED)

1.       STRUCTURE OF THE TRUST

PrimeWest Energy Trust (the Trust) is an open-ended investment trust formed under the laws of Alberta in accordance with a declaration of trust dated August 2, 1996. The beneficiaries of the Trust are the holders of Trust Units (the unitholders). The Trust owns a royalty entitling it to receive 99% of the net cash flows generated by its subsidiary PrimeWest Oil & Gas Corp. referred to as Oil & Gas Corp.) and by its subsidiary PrimeWest Energy Inc., and its wholly-owned subsidiaries PrimeWest Resources Ltd. and PrimeWest Royalty Corp. from its oil and gas properties (collectively referred to as Energy Inc.).

Oil & Gas Corp. and Energy Inc. (PrimeWest) acquire oil and gas properties, and sell a royalty on the net cash flow from these properties to the Trust. The royalty acquired by the Trust effectively transfers substantially all of the economic interest in the properties to the Trust. Effective January 1, 2002, Oil & Gas Corp. and Energy Inc. and its subsidiaries amalgamated and were continued as PrimeWest Energy Inc. Subsequent to the amalgamation, the common shares of PrimeWest Energy Inc. are 89% owned by the Trust and 11% by PrimeWest Management Inc.

Pursuant to management agreements between Oil & Gas Corp., Energy Inc., the Trust and PrimeWest Management Inc. (the Manager), the Manager is responsible for the administration of the Trust, the management of the business affairs of Oil & Gas Corp. and Energy Inc. and the operation of the oil and gas properties. The Manager receives reimbursement for all of its costs associated with these services as well as management fees from the Trust and PrimeWest for its services (see Note 9). The Manager owns 11% of the shares of PrimeWest Energy Inc., and a director of PrimeWest Energy Inc. controls the Manager.

2.       ACCOUNTING POLICIES

CONSOLIDATION

These consolidated financial statements include the accounts of the Trust and PrimeWest. The Trust owns 89% of the shares of PrimeWest (as of January 1,
2002). The Trust, through the royalty, obtains substantially all of the economic benefits of the operations of PrimeWest. In addition, the unitholders of the Trust elect the majority of the Board of Directors of PrimeWest. The accounts of the Manager are not included in these financial statements.

CAPITAL ASSETS

PrimeWest follows the full cost method of accounting. All costs of acquiring oil and gas properties and related development costs are capitalized and accumulated in one cost centre. Maintenance and repairs are charged against earnings. Renewals and enhancements that extend the economic life of the capital asset are capitalized.

Gains and losses are not recognized on disposition of oil and gas properties unless that disposition would alter the rate of depletion by 20% or more.

i) CEILING TEST
PrimeWest places a limit on the aggregate cost of capital assets which may be carried forward for depletion against net revenues of future periods (the ceiling test). The ceiling test is a cost recovery test whereby: capitalized costs, less accumulated depletion and site restoration and the lower of cost and market value of unproved land, are limited to an amount equal to estimated undiscounted future net revenues from proved reserves, less general and administrative expenses, site restoration, management fees, future financing costs and applicable income taxes. Costs and prices at the balance sheet date are used. Any costs carried on the balance sheet in excess of the ceiling test limitation are charged to income.

ii) SITE RESTORATION AND RECLAMATION PROVISION
PrimeWest provides for the cost of future site restoration and reclamation, based on estimates by management, using the unit-of-production method. Actual site-restoration costs are charged against the accumulated liability. PrimeWest places cash in reserve to fund actual expenditures as they are incurred (see
Note 6).

iii) DEPLETION, DEPRECIATION AND AMORTIZATION
Provision for depletion and depreciation is calculated on the unit-of-production method, based on proved reserves before royalties. Reserves are estimated by independent petroleum engineers. Reserves are converted to equivalent units on the basis of approximate relative energy content.

Depreciation and amortization of head office furniture and equipment is provided for at rates ranging from 10% to 30%.

JOINT VENTURE ACCOUNTING

PrimeWest conducts substantially all of its oil and gas production activities through joint ventures, and the accounts reflect only PrimeWest's proportionate interest in such activities.

LONG-TERM INCENTIVE PLAN

Liabilities under the Trust's Long-term Incentive Plan are estimated at each balance sheet date, based on the amount of vested Unit Appreciation Rights that are in the money using the unit price as at that date. Liabilities are recorded through non-cash general and administrative costs, with an offsetting amount in accrued liabilities. As Trust Units are issued under the plan, the exercise value is recorded in unitholders' equity.

INCOME TAXES

The Trust is an inter-vivos trust for income tax purposes. As such, the Trust is subject to tax on any taxable income that is not allocated to the unitholders.

Periodically, current taxes may be payable by PrimeWest, depending upon the timing of income tax deductions. Should these taxes prove to be unrecoverable, they will be deducted from royalty income in accordance with the royalty agreement.

Future income taxes are recorded for PrimeWest using the liability method of accounting. Future income taxes are recorded to the extent that the carrying value of PrimeWest's capital assets exceeds the available tax pools (see Note
10).

FINANCIAL INSTRUMENTS

PrimeWest uses financial instruments to manage its exposure to fluctuations in commodity prices, foreign currency exchange rates, and interest rates. PrimeWest does not use financial instruments for speculative trading purposes and, accordingly, they are accounted for as hedges. Gains and losses on hedging activity are reflected in revenue, or in the case of interest rate hedges, in interest expense, at the time of sale of the related hedged production, or when the monthly exchange contracts expire.

MEASUREMENT UNCERTAINTY

Certain items recognized in the financial statements are subject to measurement uncertainty. The recognized amounts of such items are based on PrimeWest's best information and judgement. Such amounts are not expected to change materially in the near term. They include:

o the amounts recorded for depletion, depreciation and future site restoration costs which depend on estimates of oil and gas reserves or the economic lives and future cash flows from related assets.

o the amounts recorded for assets and liabilities of acquired companies which depend on estimates of their fair values on the acquisition date.

CASH AND SHORT TERM INVESTMENTS

Short term investments with maturities less than three months are considered to be cash equivalents and are recorded at cost, which approximates market value.


3.       CAPITAL ASSETS

                                                              2001                                    2000
-----------------------------------------------------------------------------------------------------------------------
                                                       ACCUMULATED                             ACCUMULATED
                                                        DEPLETION,                              DEPLETION,
                                                      DEPRECIATION          NET               DEPRECIATION          NET
                                                               AND         BOOK                        AND         BOOK
                                                COST  AMORTIZATION        VALUE         COST  AMORTIZATION        VALUE
Property acquisition oil and gas rights  $ 1,608,435   $ (268,137)  $ 1,340,298    $ 474,091    $ (135,256)   $ 338,835
Drilling and completion                      103,583      (24,074)       79,509       51,769       (10,216)      41,553
Production facilities and equipment           38,198      (11,537)       26,661       16,397        (3,249)      13,148
HEAD OFFICE FURNITURE AND EQUIPMENT            4,238       (2,045)        2,193        3,199        (1,359)       1,840
-----------------------------------------------------------------------------------------------------------------------
                                         $ 1,754,454   $ (305,793)  $ 1,448,661    $ 545,456    $ (150,080)   $ 395,376
=======================================================================================================================

Unproved land costs of $55.7 million (2000 - $17.2 million) are excluded from costs subject to depletion and depreciation.

PrimeWest capitalized $2.2 million of general and administrative costs in 2001 ($0.9 million in 2000).

In accordance with stated accounting policies, PrimeWest has performed a ceiling test using commodity prices as at the measurement date of December 31, 2001. Using December 31, 2001 commodity prices of AECO $3.67 per Mcf for natural gas and WTI $US 19.84 per barrel for crude oil, the ceiling test results in a deficiency of $150 million.

PrimeWest is not required to account for any ceiling test impairment, that is not permanent, within the first two years of the Cypress acquisition, therefore no writedown is reflected in the 2001 financial statements.

4.       CORPORATE ACQUISITIONS
a) On March 29, 2001, PrimeWest Oil & Gas Corp. ("Oil & Gas") completed the acquisition of all of the issued and outstanding shares of Cypress Energy Inc. ("Cypress") pursuant to a takeover bid. In aggregate, PrimeWest issued 50.2 million Trust Units, 5.2 million exchangeable shares of Oil & Gas and paid $59.2 million in exchange for the shares of Cypress. Subsequent to the transaction, Cypress and Oil & Gas were amalgamated. The acquisition was accounted for using the purchase method of accounting with net assets acquired and consideration paid as follows:

NET ASSETS ACQUIRED AT ASSIGNED VALUES                   CONSIDERATION PAID
---------------------------------------------------------------------------------------------------------
Petroleum and natural gas assets      $ 1,201,485
Working capital (deficit) assumed         (19,174)       Cash                                 $    59,235
Long-term debt assumed                   (179,000)       Trust Units issued                       489,815
Site restoration provision                 (4,307)       Exchangeable shares issued                50,254
FUTURE INCOME TAXES                      (376,334)       COSTS ASSOCIATED WITH ACQUISITION         23,366
                                      $   622,670                                             $   622,670

b) On April 19, 2000, PrimeWest Resources Ltd. ("Resources") completed the acquisition of all of the issued and outstanding shares of Venator Petroleum Company Limited ("Venator") on a unit/share for share exchange. Resources issued 0.657 Trust Units or 0.657 exchangeable shares for each Venator share. In aggregate, 2.4 million Trust Units and 2.0 million exchangeable shares were issued for total consideration, including debt assumed, of $32.5 million. Subsequent to the transaction, the assets of Venator were transferred to Resources and Venator was dissolved. The acquisition was accounted for using the purchase method of accounting with the purchase price allocated as follows:

NET ASSETS ACQUIRED AT ASSIGNED VALUES                   CONSIDERATION PAID
---------------------------------------------------------------------------------------------------------
Petroleum and natural gas assets         $ 34,392        Trust Units issued                      $ 15,637
Working capital (deficit) assumed          (2,323)       Exchangeable shares issued                13,282
FUTURE INCOME TAXES                        (1,898)       COSTS ASSOCIATED WITH ACQUISITION          1,252
                                         $ 30,171                                                $ 30,171

c) On July 27, 2000, PrimeWest Royalty Corp. ("Royalty Corp.") completed the acquisition of all of the issued and outstanding shares of Reserve Royalty Corporation on a unit for share exchange. Royalty Corp. issued 0.65 Trust Units for each Reserve Royalty share. In aggregate, 6.67 million Trust Units were issued for total consideration, including debt assumed, of $84.0 million. Subsequent to the transaction, Reserve Royalty was amalgamated into Royalty Corp. and the majority of its assets transferred to the Trust. The acquisition was accounted for using the purchase method of accounting with the purchase price allocated as follows:

NET ASSETS ACQUIRED AT ASSIGNED VALUES                   CONSIDERATION PAID
---------------------------------------------------------------------------------------------------------
Petroleum and natural gas assets         $ 85,860
Working capital assumed                     1,049
Long term debt assumed                    (28,210)       Trust Units issued                        53,947
FUTURE INCOME TAXES                        (1,921)       COSTS ASSOCIATED WITH ACQUISITION          2,831
                                         $ 56,778                                                $ 56,778

5.       LONG-TERM DEBT

                                                       2001                 2000
--------------------------------------------------------------------------------
Revolving credit facility                         $ 195,000             $ 78,879
CAPITAL LEASE OBLIGATION                                  -                   61
                                                    195,000               78,940
CURRENT PORTION                                          67                  106
                                                  $ 195,067             $ 79,046

PrimeWest and the Trust (as co-borrowers) have a combined revolving credit facility in the amount of $350 million (2000 - $150 million), with a borrowing base at December 31, 2001 of $350 million (2000 - $150 million). The facility consists of a revolving term loan of $325 million and an operating facility of $25 million. In addition to amounts outstanding under the facility as indicated in the table above, PrimeWest has outstanding letters of credit in the amount of $2.8 million (2000 - $4.3 million). Collateral for the credit facility is provided by a floating-charge debenture covering all existing and after acquired property in the principal amount of $500 million. Each borrower under the facility has also provided an unconditional full liability guarantee in respect of amounts borrowed under the facility.

Advances under the facility are made in the form of Banker's Acceptances (BAs), prime rate loans or letters of credit. In the case of BA's, interest is a function of the BA rate plus a stamping fee based on the Trust's current ratio of debt to cash flow. In the case of prime rate loans, interest is charged at the bank's prime rate.

The credit facility revolves until May 31, 2002, by which time the lender will have conducted its annual borrowing base review. The lender also has the right to re-determine the borrowing base at one other time during the year. During the revolving phase, the facility has no specific terms of repayment. At the end of the revolving period, the lender has the right to extend the revolving period for a further 364-day period or to convert the facility to a term facility. If the lender converts to a non-revolving facility, the amounts outstanding under the facility become repayable over a three-year period, on a unit of production basis.

6.       CASH RESERVE FOR SITE RESTORATION AND RECLAMATION
Commencing in 1998, funding for the reserve was provided for by reducing distributions otherwise payable based on an amount per BOE produced ($0.15 per BOE produced for 1998 and 1999, $0.24 per BOE produced in 2000 and $0.32 per BOE produced in 2001). The cash amount contributed, including interest earned, was $4.2 million in 2001 (2000 - $3.0 million). Actual costs of site restoration and abandonment totaling $3.8 million were paid out of this cash reserve for the year ended December 31, 2001 (2000 - $3.6 million).

7.       UNITHOLDERS' EQUITY

PRIMEWEST ENERGY TRUST
The authorized capital of the Trust consists of an unlimited number of Trust Units ($000's).

                                                              Number of
Trust Units                                                       Units               Amounts
=============================================================================================
BALANCE, DECEMBER 31, 1999                                   35,768,801             $ 311,049
Issued for cash                                               4,830,000                40,331
Issue expenses                                                        -                (2,741)
Retired pursuant to Normal Course Issuer Bid                   (141,900)                 (926)
Issued to acquire Venator Petroleum Company Ltd.              2,368,936                15,637
Issued to acquire Reserve Royalty Corporation                 6,660,082                53,947
Issued for payment of management fees                            82,203                   616
Issued on exchange of exchangeable shares                       922,073                 5,940
Issued pursuant to Distribution Reinvestment Plan               265,475                 2,307
Issued pursuant to Long-term Incentive Plan                     226,423                 1,841
===============================================================================================
BALANCE, DECEMBER 31, 2000                                   50,982,093             $ 428,001

Issued for cash                                              19,790,000             $ 165,234
Issue expenses                                                        -                (9,013)
Issued to acquire Cypress Energy Inc.                        50,234,771               489,815
Issued for payment of management fees                           199,841                 1,635
Issued on exchange of exchangeable shares                     2,415,363                20,298
Issued pursuant to Distribution Reinvestment Plan             1,765,699                14,128
Issued pursuant to Long-term Incentive Plan                     577,840                 5,155
===============================================================================================
BALANCE, DECEMBER 31, 2001                                  125,965,607           $ 1,115,253

The weighted average number of Trust Units and exchangeable shares outstanding in 2001 was 102,533,000 (2000 - 44,651,600). For purposes of calculating diluted net income per Trust Unit, 1,247,154 Trust Units (2000 - 998,065) issuable pursuant to the long-term incentive plan were added to the weighted average number. The per unit cash distribution amounts paid or declared reflects distributions paid or declared to Trust Units outstanding on the record dates.

PRIMEWEST OIL & GAS CORP.
In connection with the Cypress transaction (see note 4a), PrimeWest Oil & Gas Corp. amended its articles to create an unlimited number of exchangeable shares. The exchangeable shares are exchangeable into PrimeWest Trust Units at any time up to March 29, 2003, based on an exchange ratio that adjusts each time the Trust makes distribution to its unitholders. The exchange ratio, which was 1:1 on the date that the transaction closed, is based on the total monthly distribution, divided by the closing unit price on the distribution payment date. The exchange ratio on December 31, 2001 was 1.25020:1.

                                                                Number of
Exchangeable Shares                                                 Units              Amounts
==============================================================================================
BALANCE, DECEMBER 31, 2000                                             -                    -
Issued to acquire Cypress Energy Inc.                          5,154,225             $ 50,254
EXCHANGED FOR TRUST UNITS                                     (1,837,483)             (17,916)
----------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2001                                     3,316,742             $ 32,338

PRIMEWEST RESOURCES LTD.
In connection with the Venator transaction (see note 4b), PrimeWest Resources Ltd. amended its articles to create an unlimited number of exchangeable shares. The exchangeable shares are exchangeable into Trust Units at any time up to 5 years after issuance, based on an exchange ratio that adjusts each time PrimeWest makes a distribution to its unitholders. In certain circumstances, PrimeWest has the right to force redemption prior to the 5 year expiry term. Up until April 30, 2001, dividends were paid to holders of exchangeable shares based on the estimated taxable portion of the monthly distribution paid. The exchange ratio, which was 1:1 on the closing date of the Venator transaction, is based on the total monthly distribution paid less the dividend paid divided by the closing Trust Unit price on the distribution payment date. After May 1, 2001 dividends were no longer paid. The exchange ratio at December 31, 2001 was 1.36806:1.

                                                                Number of
Exchangeable Shares                                                 Units              Amounts
----------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1999                                             -                    -
Issued to acquire Venator Petroleum Company Ltd.               2,012,422             $ 13,282
EXCHANGED FOR TRUST UNITS                                       (900,052)              (5,940)
----------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2000                                     1,112,370                7,342

EXCHANGED FOR TRUST UNITS                                       (360,838)              (2,382)
----------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2001                                       751,532             $  4,960
==============================================================================================

NORMAL COURSE ISSUER BID
On November 29, 1999, the Trust received approval from the Toronto Stock Exchange to make a normal course issuer bid. During 2000, the Trust acquired 141,900 Trust Units pursuant to the bid at an average cost of $6.53 per Trust Unit. This bid expired on November 29, 2000. On December 15, 2000, the Trust received approval from the Toronto Stock Exchange to renew its bid for a further one year period. During 2001, no purchases were made under the renewed bid. This bid expired on December 15, 2001.

UNITS ISSUED FOR PAYMENT OF MANAGEMENT FEES
Trust Units are issued to the Manager as payment for management fees earned throughout the year. During 2001, 239,471 Trust Units were earned by the Manager. The Trust Units earned for the period October 1, 2001 to December 31, 2001 of 65,834 (2000 - 26,204) were issued from treasury on January 15, 2002. The value of the units was $418,704 (2000 - $234,526).

TRUST UNITS AND EXCHANGEABLE SHARES ISSUED & OUTSTANDING                       2001           2000
--------------------------------------------------------------------------------------------------
Trust Units issued & outstanding                                        125,965,607     50,982,093
Exchangeable shares
     PrimeWest Resources Ltd. (1)
                           (751,532 shares exchangeable at 1.36806,       1,028,141      1,216,154
                           2000 - 1,112,370 exchangeable at 1.0933)
     PrimeWest Oil and Gas Corp. (1)
                           (3,316,742 SHARES EXCHANGEABLE AT 1.25020)     4,146,591              -
Total units and exchangeable shares issued & outstanding                131,140,339     52,198,247
--------------------------------------------------------------------------------------------------
UNIT APPRECIATION RIGHTS                                                  1,247,154        998,065
--------------------------------------------------------------------------------------------------
Total units and exchangeable shares issued & outstanding - diluted      132,387,493     53,196,312
==================================================================================================
(1) AMALGAMATED WITH PRIMEWEST ENERGY INC. EFFECTIVE JANUARY 1, 2002

8.       TRUST UNIT INCENTIVE PLAN
Under the terms of the Trust Unit Incentive Plan, a maximum of 2.49 million Trust Units are reserved for issuance pursuant to the exercise of Unit Appreciation Rights (UARs) granted to employees of the Manager. Payouts under the plan are based on total unitholder return, calculated using both the change in the Trust Unit price as well as cumulative distributions paid. The plan requires that a hurdle return of 5% per annum be achieved before payouts accrue. UARs have a term of 6 years and vest equally over a 3-year period, except for the independent members of the Board, whose UARs vest immediately. The Board of Directors has the option of settling payouts under the plan in PrimeWest Trust Units or in cash. To date, all payouts under the plan have been in the form of Trust Units.

                                                            Current
                                                         return per
                                     UARs                   "in the         Total        Trust
AS AT DECEMBER 31, 2001          issued &         UARs       money"     liability         unit
YEAR OF GRANT                 OUTSTANDING       VESTED         UARS          '000     DILUTION
1996                              526,875      526,875       $ 3.96       $ 2,086      328,039
1997                              319,354      319,354         3.44         1,098      172,658
1998                              511,826      511,826         6.20         3,171      498,615
1999                              593,662      358,266         3.69         1,323      208,101
2000                              963,655      347,802         0.73           254       39,741
2001                            2,517,374      100,847            -             -            -
TOTAL                           5,432,746    2,164,970       $ 3.66       $ 7,932    1,247,154
AS AT DECEMBER 31, 2000
YEAR OF GRANT
1996                              543,875      543,875       $ 5.24       $ 2,849      318,431
1997                              377,806      377,806         4.55         1,718      192,042
1998                              647,549      403,613         6.83         2,785      311,176
1999                            1,014,418      296,096         5.30         1,482      165,637
2000                            1,369,490       94,717         1.99            96       10,779
Total                           3,953,138    1,716,107       $ 5.20       $ 8,930      998,065

Cumulative to December 31, 2001, 1,596,796 UARs have been exercised (2000 - 739,343), resulting in the issuance of 820,010 Trust Units from treasury (2000 - 242,170).

9.       RELATED-PARTY TRANSACTIONS
The Manager of PrimeWest receives a management fee of 2.5% of net production revenue as well as a quarterly allocation of Trust Units. For the year ended December 31, 2001, the Manager received management fees of $8.3 million (2000 - $4.0 million). Of this amount, $6.4 million was paid in cash (2000 - $3.3 million) and the balance represents the issuance of 239,471 Trust Units from Treasury (2000 - 90,411).

In addition to the fees above, the Manager is entitled to an acquisition fee representing 1.5% of capital spent on asset or corporate acquisitions and a disposition fee representing 1.25% of proceeds received from asset dispositions. Acquisition and disposition fees in the amount of $13.0 million were paid to the Manager during 2001 (2000 - $1.7 million). These fees were included in capital assets as part of the cost or net proceeds relating to oil and gas properties acquired or disposed.

The Manager also is entitled to receive a 1% retained royalty based on the net cash flow from operations and the proceeds from property dispositions. The royalty is paid by a dividend from PrimeWest. The dividend was $3.4 million for 2001 (2000 - $0.8 million).

As at December 31, 2001, the Trust and PrimeWest owed $10.5 million (2000 - $2.1 million) to the Manager for unpaid management and other fees and reimbursement of general and administrative costs.

10.      INCOME TAXES
The Trust, and consequently the unitholders of the Trust, had taxable income totaling $155.8 million for 2001 representing approximately 67.2% of distributions paid in the year (2000 - $38.3 million representing 53%).

PrimeWest and its subsidiaries had no taxable income for 2001 and 2000, as tax-pool deductions and the royalty payable were sufficient to reduce taxable income in these entities to nil.

Effective January 1, 2000, the Company changed the method of accounting for income taxes from the deferral method to the liability method. The new method was applied retroactively without restatement of prior periods. The effect of the change in accounting policy on the financial statements was to decrease unitholders' equity by $10.2 million with a corresponding increase in the provision for future income tax liabilities on the balance sheet. The effect on the provision for income taxes for the current year as a result of this change in accounting policy was to decrease future income tax expense/liability by $30.3 million (2000 increase by$2.6 million). The future income tax provision results from the carrying value of the capital assets exceeding the available tax pools.

The future tax provision results from temporary differences in the recognition of revenues and expenses for income taxes and accounting purposes as follows:

                                                                                  2001                  2000
-------------------------------------------------------------------------------------------------------------
Loss carry forwards                                                          $ (10,601)             $      -
Capital assets                                                                 378,015                21,455
Site restoration provision                                                      (2,283)                 (874)
LONG TERM INCENTIVE LIABILITY                                                   (2,536)             $ (3,985)
------------------------------------------------------------------------------------------------------------
                                                                             $ 362,595              $ 16,596
============================================================================================================

The provisions for income taxes varies from the amounts that would be computed by applying the combined Canadian federal and provincial income tax rates for the following reasons:

                                                                                   2000                 2000
------------------------------------------------------------------------------------------------------------
NET INCOME BEFORE TAXES                                                      $  51,630              $ 58,719
------------------------------------------------------------------------------------------------------------
Computed income tax expense at the
     Canadian statutory rate of 43.12% (2000 - 44.62%)                          22,263                26,200
Increase (decrease) resulting from:
     Non-deductible crown royalties and other payments, net of ARTC                273                   157
     Federal resource allowance                                                 (9,729)               (1,447)
     AMOUNTS INCLUDED IN TRUST INCOME AND OTHER                                (43,141)              (22,352)
------------------------------------------------------------------------------------------------------------
Future income taxes                                                          $ (30,334)             $  2,558
============================================================================================================

11.      FINANCIAL INSTRUMENTS

a) COMMODITY PRICE RISK MANAGEMENT
PrimeWest generally sells its oil and gas under short-term market-based contracts. Occasionally, derivative financial instruments, options and swaps may be used to hedge the impact of oil and gas price fluctuations.

A summary of these contracts in place as well as the mark-to-market position at December 31, 2001 follows:

CRUDE OIL
                                                                                                           Mark-to-
                                               Volume                                       Price            Market
PERIOD                                        (BBL/D)             TYPE                  ($US/BBL)       GAIN (LOSS)
-------------------------------------------------------------------------------------------------------------------
                                                                                                         $ millions
January 2002 - June 2002                       1,000              Swap                    $25.14                1.4
January 2002 - June 2002                       1,000              Swap                    $25.50                1.5
January 2002 - December 2002                   1,000              Swap                    $24.58                2.4
January 2002 - March 2002                      2,000              Swap                    $27.37                2.1
April 2002 - June 2002                         2,000              Swap                    $26.23                1.7
July 2002 - September 2002                     2,000              Swap                    $25.22                1.3
October 2002 - December 2002                   2,000              Swap                    $24.45                1.1
JANUARY 2002 - DECEMBER 2002                   1,000            COLLAR          $20.00 BY $25.15                  -
-------------------------------------------------------------------------------------------------------------------
Total                                                                                                          11.5
===================================================================================================================

NATURAL GAS
                                              Volume                                       Price           Mark-to-
PERIOD                                         MMCFD              TYPE               ($CDN./MCF)        MARKET GAIN
-------------------------------------------------------------------------------------------------------------------
                                                                                                         $ millions
January 2002 - March 2002                        4.7       Fixed price                     $7.88                1.9
January 2002 - March 2002                       23.7              Swap                     $7.12                7.7
January 2002 - March 2002                       23.7              Swap                     $7.12                7.7
April 2002 - October 2002                        4.7       Fixed price                     $6.50                3.0
April 2002 - October 2002                       19.0              Swap                     $5.28                7.0
April 2002 - October 2002                        9.5              Swap                     $5.28                3.5
April 2002 - October 2002                       19.0              Swap                     $5.28                7.0
November 2002 - March 2003                       4.7              3 Way     $3.17/$4.48 by $6.59                  -
November 2002 - March 2003                       4.7            Collar            $4.22 by $5.96                  -
January 2002 - October 2003                      4.7       Fixed price                     $3.98                  -
January 2002 - October 2003                      4.7       Fixed price                     $4.17                0.5
April 2003 - October 2003                        4.7       Fixed price                     $4.75                0.5
APRIL 2003 - OCTOBER 2003                        4.7             3 WAY      $3.17/$4.48 BY $6.26                0.2
-------------------------------------------------------------------------------------------------------------------
Total                                                                                                          39.0
===================================================================================================================

In 2001, the financial impact of contracts settling in the year was an increase in sales revenues of $39.5 million (2000 - $2.2 million decrease in sales revenues).

b) INTEREST RATE RISK MANAGEMENT
During 2001, PrimeWest entered into two interest rate swaps, each on $25 million of debt. The first is for a 2 year term, commencing December 4, 2001 and expiring December 4, 2003 at a fixed BA rate of 3.21%. The second is for at 2 1/2 year term, commencing November 26, 2001 and expiring May 26, 2004 at a fixed BA rate of 3.85%. The mark-to-market valuation of these swaps was a loss of $0.3 million as at December 31, 2001.

In connection with the acquisition of Reserve Royalty, PrimeWest assumed the obligation under an interest rate swap on $25 million of debt fixed at a BA rate of 6.48% until May, 2002. The counter-party has the option to extend the swap to May 2004. The effect of this swap was an increase in interest paid for 2001 of $0.4 million (2000 - increase of $.07 million). The fair market value of this interest rate swap at December 31, 2001 was a loss of $1.8 million (2000 - loss of $0.9 million).

c) FAIR VALUE OF FINANCIAL INSTRUMENTS
Financial instruments include cash, accounts receivable, accounts payable and accrued liabilities, accrued distributions to unitholders, long-term debt and financial hedges. As at December 31, 2001 and 2000, the fair market value of the financial instruments, other than long-term debt and financial hedges, approximate their carrying value, due to the short-term maturity of these instruments. The fair value of long-term debt approximates its carrying value, because the cost of borrowing approximates the market rate for similar borrowings.

12.      COMMITMENTS AND CONTINGENCIES
PrimeWest has lease commitments relating to office buildings. The estimated annual minimum operating lease rental payments for the buildings, after deducting sublease income will be $1.3 million in 2002, $1.5 million in 2003, $1.2 million in 2004, $1.1 million in 2005, $1.1 million in 2006 and $2.4 million in 2007 - 2009, the remaining term of the leases.

PrimeWest is engaged in a number of matters of litigation, none of which could reasonably be expected to result in any material adverse consequence.

SUPPLEMENTARY INFORMATION
OPERATING HIGHLIGHTS

                                                                                                                     4 mos.
                                                     2001         2000         1999          1998         1997         1996
----------------------------------------------------------------------------------------------------------------------------
DAILY SALES VOLUMES
 Crude oil (BARRELS PER DAY)                       10,033        6,582        5,958         5,868        3,737        3,372
 Natural gas liquids (BARRELS PER DAY)              2,273        1,483        1,293         1,226        1,137          993
 Natural gas (MILLIONS OF CUBIC FEET PER DAY)      104.80        49.03        46.46         50.41        42.22        31.47
----------------------------------------------------------------------------------------------------------------------------
                                                   29,774       16,237       14,995        15,497       11,913        9,610
============================================================================================================================


AVERAGE SELLING PRICES
 Crude oil (DOLLARS PER BARREL)                    $32.21       $36.67       $21.69        $16.92       $25.93       $30.93
 Natural gas liquids (DOLLARS PER BARREL)          $30.96       $34.42       $19.09        $14.55       $22.65       $23.87
 Natural gas (DOLLARS PER THOUSAND CUBIC FEET)      $6.16        $4.65        $2.51         $1.83        $1.85        $1.59
----------------------------------------------------------------------------------------------------------------------------
 Total (DOLLARS PER BARREL OF OIL EQUIVALENT)      $34.80       $32.19       $17.95        $13.58       $16.94       $18.64
============================================================================================================================


                                                     2001         2000         1999          1998         1997         1996
----------------------------------------------------------------------- ------------ -------------------------- ------------
ESTABLISHED RESERVES
 Crude oil (MILLIONS OF BARRELS)                    28.5         24.4         20.0          21.7         15.3         12.6
 Natural gas liquids (MILLIONS OF BARRELS)           9.5          6.4          6.1           6.5          6.7          4.5
 Natural gas (BILLIONS OF CUBIC FEET)              413.7        232.7        224.0         243.5        227.3        191.0

Total (MILLIONS OF BARRELS OF OIL EQUIVALENT)      107.0         69.6         63.7          68.8         59.9         48.9
============================================================================================================================


NET ASSET VALUE (MILLIONS OF DOLLARS, EXCEPT PER-TRUST-UNIT)
 Established reserves (DISCOUNTED AT 10 PERCENT)   872.6        623.0        328.0         313.0        298.0        226.6
 Hedging mark-to-market                             39.7         (1.0)           -             -            -            -
 Unproved lands                                     55.7         17.2         10.2          10.6          8.4          2.3
 Other assets and working capital                  (29.7)         0.1          6.9           4.2          3.5          3.5
 Long-term debt                                   (195.0)       (78.9)       (92.2)        (73.0)       (66.7)       (14.2)
----------------------------------------------------------------------------------------------------------------------------
Total net asset value                              743.3        560.4        252.9         254.8        243.2        218.2
============================================================================================================================
Per trust unit                                      $5.67       $10.73        $7.07         $7.72        $9.75        $8.76
============================================================================================================================

SUPPLEMENTARY INFORMATION
RESERVES
                                                        Natural   JANUARY 1,  JANUARY 1,  January 1,  January 1,  January 1,
                                       Crude   Natural      gas   2002 TOTAL  2001 TOTAL  2000 total  1999 total  1998 total
AS AT JANUARY 1, 2002                    oil       gas  liquids    RESERVES    RESERVES    reserves    reserves    reserves
                                      (MBBL)    (MMCF)   (MBBL)     (MBOE)      (MBOE)      (MBOE)      (MBOE)      (MBOE)
---------------------------------------------------------------------------------------------------------------------------
RESERVES SUMMARY
   Proved producing                   22,486   287,143    6,505      76,848     48,900      45,326      45,868      40,624
   Total proved                       24,719   349,305    7,830      90,766     57,149      50,963      54,068      47,549
   Probable                            7,651   128,807    3,432      32,551     24,855      25,350      29,607      24,588
   Total proved and probable          32,370   478,112   11,262     123,317     82,004      76,313      83,675      72,138
   Established                        28,545   413,708    9,546     107,042     69,577      63,638      68,871      59,843
   % of total established reserves       27%       64%       9%
===========================================================================================================================


                                                                                         Established
                                                  2001         2001           2000          1999          1998         1997
                                                PROVED  ESTABLISHED
                                             PRODUCING          OIL            Oil           Oil           Oil          Oil
                                        OIL EQUIVALENT   EQUIVALENT     equivalent    equivalent    equivalent   equivalent
                                               (MMBOE)      (MMBOE)        (MMBOE)       (MMBOE)       (MMBOE)      (MMBOE)
----------------------------------------------------------------------------------- ------------- ------------- ------------
RESERVE RECONCILIATION
  Opening reserves                               48.9         69.6           63.6          68.9          59.8         48.9
  Capital additions                               9.6          6.1            0.6           0.8           6.4          6.2
  Technical revisions                            (2.0)        (5.2)           1.5          (4.7)          0.6          1.7
  Acquisitions                                   36.7         57.4           10.9           6.6          10.4          7.7
  Dispositions                                   (5.9)       (10.4)          (1.1)         (2.6)         (2.6)        (0.3)
  Production                                    (10.5)       (10.5)          (5.9)         (5.3)         (5.7)        (4.3)
----------------------------------------------------------------------------------------------------------------------------
  Ending reserves                                76.8        107.0           69.6          63.7          68.9         59.9
============================================================================================================================


                                                          2001                                          2000
----------------------------------------------------------------------------------------------------------------------------
                                               Acres                 Net value             Acres                   Net Value
                                           GROSS             NET            ($)          Gross            Net           ($)
-------------------------------------------------------------------------------- -------------- ----------------------------
UNPROVED LANDS
Sundre                                    47,489          35,063      1,402,550        111,265         80,482     3,931,650
Brant Farrow                              78,609          60,414      4,228,980              -              -             -
Dawson                                   261,608         166,229     14,129,465              -              -             -
Stowe Creek                              199,697         187,872     15,969,120              -              -             -
Thorsby                                   56,931          49,011      3,430,770              -              -             -
Thunder                                   67,680          33,813      2,366,910              -              -             -
Southeastern Alberta                      70,438          48,768      1,950,720         53,648         30,397       981,642
Crossfield/Lone Pine Creek                46,468          35,781      2,504,670         55,060         42,181     4,659,092
Boundary Lake                              2,900           2,780        194,600          4,820          4,620         9,900
Gross Overriding Royalty Interests       244,961         244,961      3,674,415        243,797        243,797     3,678,909
Others                                   192,815          88,735      5,808,803         61,840         46,686     3,976,909
----------------------------------------------------------------------------------------------------------------------------
Total                                  1,269,596         953,427     55,661,003        530,430        448,163    17,238,102
============================================================================================================================

SUPPLEMENTARY INFORMATION
RESERVES

AS AT JANUARY 1, 2002                          Established           Proved        Probable
--------------------------------------------------------------------------------------------
CRUDE OIL RESERVES BY MAJOR PROPERTY (MBBL)
   Southeastern Alberta (2)                          7,158            6,168           1,980
   Boundary Lake                                     6,488            6,035             906
   Dawson                                            2,259            1,903             712
   Royalties                                         1,864            1,481             766
   Kaybob                                            1,354            1,180             348
   Northwestern Alberta (3)                          1,184              976             416
   Eagle Lake Viking Vol. Unit                         701              642             118
   Crossfield/Lone Pine Creek                          329              292              73
   Other                                             7,208            6,042           2,332
--------------------------------------------------------------------------------------------
   Total                                            28,545           24,719           7,651
============================================================================================


NATURAL GAS (BCF)
   Thorsby                                            91.5             82.5            18.0
   Crossfield/Lone Pine Creek                         49.0             39.1            19.8
   Laprise Creek                                      39.0             34.2             9.6
   Sundre (1)                                         37.8             26.7            22.2
   Southeastern Alberta (2)                           33.6             29.2             8.8
   Northwestern Alberta (3)                           30.9             26.4             9.0
   Brant/Farrow (4)                                   25.4             20.4            10.0
   Royalties                                          13.8             11.3             5.0
   Dawson                                             13.1             10.9             4.4
   Other                                              79.6             68.6            22.0
--------------------------------------------------------------------------------------------
   Total                                             413.7            349.3           128.8
============================================================================================


NATURAL GAS LIQUIDS (MBBL)
   Thorsby                                           3,270            2,968             604
   Sundre (1)                                        1,804            1,252           1,104
   Laprise Creek                                     1,002              676             652
   Crossfield/Lone Pine Creek                          607              495             224
   Southeastern Alberta (2)                             80               70              19
   Other                                             2,783            2,369             829
--------------------------------------------------------------------------------------------
   Total                                             9,546            7,830           3,432
============================================================================================

(1)      INCLUDES CAROLINE & RICINUS
(2)      INCLUDES GRAND FORKS, MEDICINE HAT, PATRICIA/DINOSAUR, ETZIKON &
         ENCHANT
(3)      INCLUDES NAYLOR HILLS, HOTCHKISS, STOWE
(4)      INCLUDES MOSSLEIGH/HERRONTON
(5)      INCLUDES EAGLE LAKE VIKING VOL. UNIT

SUPPLEMENTARY INFORMATION
RESERVES
                                                    Discounted      Discounted      Discounted     Discounted
AS AT JANUARY 1, 2002 (THOUSANDS OF DOLLARS)              @ 0%           @ 10%           @ 12%          @ 15%
--------------------------------------------------------------------------------------------------------------
PRESENT WORTH OF RESERVES
   Proved producing                                  1,172,601         658,735         610,302        551,485
   Total proved                                      1,378,620         767,038         708,749        637,879
   Probable                                            568,551         211,087         185,074        155,347
   Total proved and probable                         1,947,171         978,125         893,823        793,226
   Established value January 1, 2002                 1,622,895         872,581         801,286        715,553
   Established value January 1, 2001                 1,108,498         623,543         576,839        520,312
   Established value January 1, 2000                   624,050         327,601         299,360        265,392
   Established value January 1, 1999                   606,073         312,844         284,298        249,876
   Established value January 1, 1998                   627,402         298,011         268,345        233,217
   Established value January 1, 1997                   479,200         226,600         204,100        177,500
==============================================================================================================


                                                               Edmonton          Exchange
                                                WTI                 Par              Rate
AS AT JANUARY 1, 2002                     ($US/BBL)          ($CDN/BBL)        ($US/$CDN)
------------------------------------------------------------------------------------------
CRUDE OIL PRICING ASSUMPTIONS
   2002                                       19.97               30.30            0.6363
   2003                                       20.85               31.10            0.6450
   2004                                       21.31               31.39            0.6550
   2005                                       21.55               31.25            0.6550
   2006                                       21.87               31.45            0.6717
   Next 12 years average                      24.38               35.21            0.6717
   Thereafter                               1% esc.             1% esc.            0.6717
==========================================================================================


                                                                Alberta
                                                             Government
                                              Henry           Reference         AECO Spot
                                                Hub               Price          @ AECO-C
AS AT JANUARY 1, 2002                    ($US/MBTU)         ($CDN/MBTU)       ($CDN/MBTU)
------------------------------------------------------------------------------------------
NATURAL GAS PRICING ASSUMPTIONS
   2002                                        3.06                3.83              4.13
   2003                                        3.35                4.20              4.52
   2004                                        3.42                4.27              4.56
   2005                                        3.45                4.31              4.55
   2006                                        3.50                4.36              4.58
   Next 12 years average                       3.86                5.02              4.81
   Thereafter                               1% esc.             1% esc.           1% esc.
                                  ------------------ ------------------ ------------------


                                            2001     2000     1999     1998     1997    1996
---------------------------------------------------------------------------------------------
ESTABLISHED RESERVE LIFE INDEX (YEARS)      10.0     10.2     10.9     11.1     12.2    11.1
=============================================================================================

SUPPLEMENTARY INFORMATION
DAILY PRODUCTION VOLUMES BY MAJOR PROPERTY
                                                                2001          2000         1999          1998          1997
----------------------------------------------------------------------------------------------------------------------------
NATURAL GAS           Thorsby                                 18,938             -            -             -             -
(MCF PER DAY)         Sundre (1)                              13,226        12,041       13,512        11,252        11,746
                      Dawson                                  11,032             -            -             -             -
                      Crossfield/Lone Pine Creek              10,173        12,157       12,775        14,416        12,708
                      Northwestern Alberta (3)                 9,354             -            -             -             -
                      Laprise Creek                            9,006         9,294        9,797        11,521        10,492
                      Brant/Farrow                             6,666             -            -             -             -
                      Southeastern Alberta (2)                 6,400         6,320        4,413         3,797             -
                      Royalties                                4,122             -            -             -             -
                      Other areas                             15,885         9,220        5,961         9,423         7,275
----------------------------------------------------------------------------------------------------------------------------
                     Total                                   104,802        49,032       46,458        50,409        42,221
============================================================================================================================
CRUDE OIL             Southeastern Alberta (2)                 3,240         3,061        2,821         2,329             -
 (BBL PER DAY)        Boundary Lake                            1,131           818          745           753           789
                      Royalties                                  858             -            -             -             -
                      Sundre (1)                                 647           747          885         1,074           895
                      Dawson                                     597             -            -             -             -
                      Northwestern Alberta (3)                   348             -            -             -             -
                      Brant/Farrow                               170             -            -             -             -
                      Thorsby                                    165             -            -             -             -
                      Crossfield/Lone Pine Creek                  79           100           94            80            71
                      Laprise Creek                               27            25           27            37            32
                      Other areas                              2,771         1,831        1,386         1,595         1,950
----------------------------------------------------------------------------------------------------------------------------
                     Total                                    10,033         6,582        5,958         5,868         3,737
============================================================================================================================
NATURAL GAS LIQUIDS   Thorsby                                    623             -            -             -             -
(BBL PER DAY)         Sundre (1)                                 590           654          711           581           609
                      Crossfield/Lone Pine Creek                 238           223          192           163           154
                      Laprise Creek                              183           169          164           154           120
                      Royalties                                   94             -            -             -             -
                      Southeastern Alberta (2)                    29            31           13             8             -
                      Brant/Farrow                                25             -            -             -             -
                      Northwestern Alberta                        11             -            -             -             -
                      Boundary Lake                                4             4            -             5             4
                      Other areas                                476           402          213           315           250
----------------------------------------------------------------------------------------------------------------------------
                     Total                                     2,273         1,483        1,293         1,226         1,137
============================================================================================================================
TOTAL EQUIVALENT      Southeastern Alberta (2)                 4,336         4,145        3,570         2,970             -
(BOE PER DDAY)        Thorsby                                  3,944             -            -             -             -
                      Sundre (1)                               3,441         3,408        3,848         3,530         3,462
                      Dawson                                   2,436             -            -             -             -
                      Crossfield/Lone Pine Creek               2,013         2,349        2,415         2,646         2,343
                      Northwestern Alberta (3)                 1,918
                      Laprise Creek                            1,711         1,743        1,824         2,112         1,901
                      Royalties                                1,639             -            -             -             -
                      Brant/Farrow                             1,306
                      Boundary Lake                            1,139           822          765           798           804
                      Other areas                              5,891         3,770        2,573         3,441         3,403
----------------------------------------------------------------------------------------------------------------------------
                     Total                                    29,774        16,237       14,995        15,497        11,913
============================================================================================================================

(1)      includes Garrington, Caroline, West Ward Ho & Ricinus
(2)      includes Grand Forks, Medicine Hat, Patricia/Dinosaur, Etzikom &
         Enchant
(3)      includes Stowe, Hotchkiss, Naylor

SUPPLEMENTARY INFORMATION
QUARTERLY PRODUCTION VOLUMES BY COMMODITY
                                                                                                                  4 mos.
                                                      2001         2000        1999        1998         1997        1996
-------------------------------------------------------------------------------------------------------------------------

CRUDE OIL (BARRELS PER DAY)

   First quarter                                     6,988        5,763       6,154       4,780        3,680           -

   Second quarter                                   11,453        6,038       5,805       6,206        3,843           -

   Third quarter                                    11,216        7,087       5,957       6,264        3,646           -

   Fourth quarter                                   10,425        7,422       5,919       6,201        3,778           -
-------------------------------------------------------------------------------------------------------------------------
   Total average                                    10,033        6,582       5,958       5,868        3,737       3,372
=========================================================================================================================

NATURAL GAS LIQUIDS (BARRELS PER DAY)

   First quarter                                     1,613        1,264       1,342       1,278        1,045           -

   Second quarter                                    2,614        1,537       1,277       1,254          948           -

   Third quarter                                     2,414        1,521       1,193       1,185        1,416           -

   Fourth quarter                                    2,441        1,610       1,360       1,188        1,134           -
-------------------------------------------------------------------------------------------------------------------------
   Total average                                     2,273        1,483       1,293       1,226        1,137         993
=========================================================================================================================

NATURAL GAS (MMCF PER DAY)

   First quarter                                     49.58        48.13       48.91       49.18        40.25           -

   Second quarter                                   127.72        48.39       47.34       54.00        36.24           -

   Third quarter                                    121.32        52.10       41.27       49.95        43.31           -

   Fourth quarter                                   119.65        47.49       48.40       48.51        48.97           -
-------------------------------------------------------------------------------------------------------------------------
   Total average                                    104.80        49.03       46.50       50.41        42.22       31.47
=========================================================================================================================

TOTAL OIL EQUIVALENT (BOE PER DAY)

   First quarter                                    16,864       15,044      15,648      14,255       11,433           -

   Second quarter                                   35,353       15,642      14,972      16,460       10,831           -

   Third quarter                                    33,849       17,291      14,028      15,774       12,280           -

   Fourth quarter                                   32,807       16,949      15,346      15,474       13,073           -
-------------------------------------------------------------------------------------------------------------------------
   Total average                                    29,774       16,237      14,995      15,497       11,913       9,610
=========================================================================================================================
Natural gas as a percentage of production              59%          50%         52%         54%          59%         54%
=========================================================================================================================


AVERAGE SELLING PRICES

   Crude oil ($/BBL)                                  32.21       36.67       21.69       16.92       25.93        30.93

   Natural gas liquids ($/BBL)                        30.96       34.42       19.09       14.55       22.65        23.87

   Natural gas ($/MCF)                                 6.16        4.65        2.51        1.83        1.85         1.59

   Combined ($/BOE)                                   34.80       32.19       17.95       13.58       16.94        18.64
=========================================================================================================================


OPERATING NETBACKS (DOLLARS PER BOE)

   Revenue                                            34.80       32.19       17.95       13.58       16.94        18.64

   Other revenue                                       0.14        0.08        0.04        0.05        0.04            -

   Royalties                                          (6.73)      (5.92)      (3.14)      (2.28)      (3.27)       (3.25)

   Operating expenses                                 (5.42)      (5.08)      (5.23)      (5.40)      (4.89)       (4.45)
-------------------------------------------------------------------------------------------------------------------------
   Operating netback                                  22.79       21,27        9.62        5.95        8.82        10.94
=========================================================================================================================

SUPPLEMENTARY INFORMATION
FINANCIAL HIGHLIGHTS

(THOUSANDS OF DOLLARS, EXCEPT PER-BOE AND                                                                            4 mos.
PER TRUST UNIT AMOUNTS)                             2001          2000         1999         1998         1997          1996
----------------------------------------------------------------------------------------------------------------------------


Cash flow from operations                        214,511       112,062       41,081       24,806       32,086        11,608
  per BOE                                          19.74         18.91         7.51         4.39         7.38          9.90
  per Trust Unit                                    2.09          2.51         1.21         0.79         1.29          0.46

Operating revenues, net of royalties             106,515       156,561       81,282       64,257       59,592        18,043
  per BOE                                          28.20         26.42        14.85        11.36        13.71         15.39
  per Trust Unit                                    2.99          3.51         2.39         2.04         2.39          2.17

Operating expenses                                58,951        30,175       28,609       30,550       21,270         5,218
  per BOE                                           5.42          5.09         5.23         5.40         4.89          4.45
  per Trust Unit                                    0.57          0.68         0.84         0.97         0.85          0.63

Cash G&A expenses                                 10,394         4,140        5,321        5,108        3,708           787
  per BOE                                           0.96          0.70         0.97         0.90         0.85          0.67
  per Trust Unit                                    0.10          0.09         0.16         0.16         0.15          0.09

Cash management fees                               6,431         3,277        1,386          882          923           335
  per BOE                                           0.59          0.55         0.25         0.16         0.21          0.28
  per Trust Unit                                    0.06          0.07         0.04         0.03         0.04          0.04

Interest expense                                  13,800         6,359        4,885        4,711        2,140            95
  per BOE                                           1.27          1.07         0.89         0.83         0.49          0.08
  per Trust Unit                                    0.13          0.14         0.14         0.15         0.09          0.01

Operating netback                                247,564       126,386       52,673       33,707       38,322        12,825
  per BOE                                          22.79         21.33         9.62         5.95         8.82         10.94
  per Trust Unit                                    2.41          2.83         1.55         1.07         1.54          1.54

Cash distributed to unitholders                  234,465        79,033       37,351       25,769       33,409        10,956
  per Trust Unit                                    2.31          1.77         1.10         0.82         1.34          0.44
============================================================================================================================

SUPPLEMENTARY INFORMATION
FINANCIAL HIGHLIGHTS

                                                                                                                     4 mos.
(THOUSANDS OF DOLLARS, EXCEPT UNIT AND              2001          2000         1999         1998         1997          1996
PER-UNIT)
----------------------------------------------------------------------------------------------------------------------------

Cumulative cash distributions                    420,983       186,518      107,485       70,134       44,365        10,956
   Per Trust Unit                                   7.78          5.47         3.70         2.60         1.78          0.44
Units outstanding at year-end                    125,966        50,982       35,769       33,023       24,950        24,900
Exchangeable shares outstanding                    4,068         1,112            -            -            -             -

Capital expenditures, net of dispositions        828,358       143,592       32,910       65,192       49,724       242,623
Working capital (deficit)                       (30,446)         (254)        5,850        2,369        1,845         1,308
Reclamation fund balance                             755           398        1,060        1,781        1,738         2,223

Total assets                                   1,516,081       434,238      320,210      316,140      285,765       254,480
Net asset value                                  743,300       561,400      252,900      254,800      243,200       218,200
Net asset value per Trust Unit                      5.67         10.55         7.07         7.72         9.75          8.76

Total capitalization (including debt)          1,059,519       546,380      323,718      237,403      276,953       294,290
============================================================================================================================


DEBT ANALYSIS
Long-term debt, net of working capital           225,466        79,208       85,854       70,637       64,878        12,920
Debt-to-annual-cash flow ratio                      1.05          0.71         2.10         2.85         2.02          0.37
Debt-to-equity ratio                               26.6%         27.3%        46.1%        34.2%        34.5%          6.4%
Interest-coverage ratio                             16.5          18.6          8.5          6.0         15.5         115.6
Average cost of debt                                5.6%          7.4%         5.9%         6.3%         4.8%          3.8%
Net debt per Trust Unit                             1.72          1.52         2.41         2.14         2.60          0.52
============================================================================================================================


TAX POOLS (CONSOLIDATED)
Canadian oil and gas property expense (COGPE)    424,000       299,000      255,000      263,400      225,600       221,800
Canadian exploration expense (CEE)                23,700         5,700            -        1,850          300             -
Canadian development expense (CDE)                11,100         9,000            -            -        7,200             -
Capital cost allowance (CCA)                     101,200        35,850       24,425       32,330       25,000        13,600
Losses available for carry forward                24,800             -            -            -            -             -
Unit issue expenses                               12,171         6,245        8,300       14,600       11,900        15,100
============================================================================================================================

SUPPLEMENTARY INFORMATION
TRADING PERFORMANCE

TRUST UNIT TRADING PERFORMANCE
                                  FIRST    SECOND     THIRD    FOURTH
                                QUARTER   QUARTER   QUARTER   QUARTER
                                   2001      2001      2001       2001      2001       2000     1999      1998      1997      1996
---------------------------------------- --------- --------- ---------- ---------  --------- -------- --------- --------- ---------

Trust unit price:   High           9.90     10.54      8.77       7.51     10.54      $9.30    $7.70     $8.75    $11.45    $12.15
                    Low            8.72      8.45      6.42       5.95      5.95      $6.30    $4.75     $4.75     $7.50    $11.20
                    Close          9.00      8.85      6.46       6.36      6.36      $8.95    $6.65     $5.05     $8.50    $11.30

Average daily volume traded     338,084   959,063   608,209    596,623   624,488    121,256   49,767    55,318    42,323   273,763
===================================================================================================================================


MARKET INDICATORS
                                        FIRST    SECOND     THIRD    FOURTH
                                      QUARTER   QUARTER   QUARTER   QUARTER
                                         2001      2001      2001      2001     2001     2000      1999    1998     1997     1996
---------------------------------------------- --------- --------- --------- -------- -------- --------- -------  ------- --------

WTI ($US PER BARREL)                    28.72     27.96     26.76     20.43    25.97    30.20    19.24     14.43   20.61    22.01
Monthly AECO Spot ($CDN/MCF)            10.91      7.08      3.92      3.30     6.30     5.02     2.96      2.07    1.88     1.39
Exchange rate ($US/$CDN)                 0.65      0.65      0.64      0.63     0.65     0.67     0.67      0.67    0.72     0.73
Closing prices
  Government of Canada 10-year bond     5.40%     5.90%     5.34%     5.36%    5.35%    5.40%    6.26%     4.91%   5.62%    6.41%
yield
  TSE 300 Index                         7,608     7,736     6,838     7,688    7,688    8,934    8,414     6,486   6,699    5,927
  TSE Oil and Gas Producers   Index     7,525     7,505     6,834     7,467    7,467    7,271    4,976     4,074   5,869    6,577
==================================================================================================================================


DISTRIBUTION HISTORY
(DOLLARS PER TRUST UNIT)                       2001          2000         1999         1998          1997         1996
---------------------------------------------------- ------------- ------------ ------------ ------------- ------------

First quarter                                  0.60          0.30         0.18         0.24          0.35            -
Second quarter                                 0.66          0.39         0.23         0.22          0.30            -
Third quarter                                  0.61          0.48         0.34         0.18          0.30            -
Fourth quarter                                 0.44          0.60         0.35         0.18          0.39        0.441
-----------------------------------------------------------------------------------------------------------------------
Total                                          2.31         $1.77        $1.10        $0.82         $1.34       $0.44
-----------------------------------------------------------------------------------------------------------------------
% Tax deferred                                  33%           47%         100%         100%          100%         100%
=======================================================================================================================

PRIMEWEST ENERGY TRUST
CORPORATE GOVERNANCE

STATEMENT                 The Board of Directors and the management team of
                          PrimeWest are committed to a high standard of corporate governance. Effective corporate governance requires specified reporting structures and business processes, a strategic plan, and a commitment to work according to these. We believe that sound corporate governance contributes to unitholder value and to trust and confidence in PrimeWest.

                          The Board of Directors of PrimeWest Energy Inc. is ultimately responsible under law for the stewardship of PrimeWest Energy Inc., including the business affairs of PrimeWest Energy Trust. To help execute this mandate, the Board has two standing committees, each consisting of only independent directors. These are the Audit Committee (which also functions as the Reserves Committee) and the Corporate Governance and Compensation Committee (which also functions as the Environmental, Health and Safety Committee).

                          The Toronto Stock Exchange has published guidelines for effective corporate governance, guidelines that represent a minimum standard for PrimeWest. These are set out below along with a notation as to PrimeWest's conformity to them.

                          TSE CORPORATE GOVERNANCE GUIDELINES

DOES PRIMEWEST CONFORM    1.    The Board of directors should explicitly assume
TO THE GUIDELINES?              responsibility for the stewardship of the
                                company, specifically:

                     YES        (A) ADOPTING A STRATEGIC PLANNING PROCESS
                                The Board receives presentations from management with respect to the long-term direction of the trust, strategic priorities and performance. The Board reviews and analyses these presentations to ensure that there is congruence among strategic plans, performance and unitholder expectations.

                                (B) IDENTIFYING PRINCIPAL RISKS AND ENSURING THE IMPLEMENTATION OF SYSTEMS TO MANAGE THESE RISKS
                     YES The Board and management are well versed in the principal risks associated with operating PrimeWest. Management updates the Board regularly about the corporate processes for managing risks related to commodity prices and differentials, production levels and trends, and compliance with environment, health and safety legislation and regulations.

                                (C) PLANNING FOR SUCCESSION, INCLUDING THE
                                APPOINTMENT, TRAINING AND MONITORING OF SENIOR MANAGEMENT
                     YES The Corporate Governance and Compensation Committee oversees PrimeWest'scompensation programs, practices and the performance of senior management. The Board also ensures that adequate provisions have been made for senior management training and succession.

                                (D) ASSUMING RESPONSIBILITY FOR A CORPORATE
                                COMMUNICATIONS POLICY
                     YES The Audit Committee reviews all operating and financial results prior to public disclosure. In addition, the Board has adopted written policies governing communications, disclosure and insider trading. These policies are responsive to securities laws and guidelines issued by The Toronto Stock Exchange and the Canadian Investor Relations Institute.

                                (E) ASSUMING RESPONSIBILITY FOR THE INTEGRITY OF INTERNAL CONTROL AND MANAGEMENT SYSTEMS
                     YES The Audit Committee oversees PrimeWest's financial reporting processes, the systems for internal control, the audit process, and the management of risk.

                          2. The majority of the Board should be unrelated (independent of management, free from conflict of interest).

                     YES PrimeWest's Board of Directors currently consists of five individuals, the majority of whom are unrelated. There are four independent directors and one management director.

                          3. Disclose whether or not each director is unrelated and explain.

                                Barry E. Emes           Unrelated Non-management
                                Harold N. Kvisle        Unrelated Non-management
                                Michael W. O'Brien      Unrelated Non-management
                                Kent J. MacIntyre       Related Management
                                Harold P. Milavsky      Unrelated Non-management

                          4. The Board should appoint a committee of independent directors to nominate new directors and assess all directors' performance.

                                The Board has created Corporate Governance and
               PARTIALLY        Compensation Committee, consisting only of
                                unrelated directors, whose mandate is to carry out this responsibility. Procedures for assessing directors' performance are currently being formulated and will be completed in 2002.

                          5. The Board should implement a process for assessing the effectiveness of the Board as a whole, the committees of the Board, and individual directors.

               PARTIALLY        The Corporate Governance and Compensation
                                Committee has this responsibility and is currently reviewing formal procedures in this respect.

                          6. Every corporation should provide an orientation and education program for new PARTIALLY recruits to the Board.

                     YES In 2000, a new, unrelated director was appointed to the Board. During the recruitment process and following, he was briefed thoroughly about PrimeWest and the oil and gas royalty trust sector.

                          7. Every board should examine its size and, with a view to effectiveness, consider YES reducing the size to improve decision-making.

                     YES The Board has examined its size, and considers that its current number is appropriate at this time.

                          8. The Board should review directors' compensation to ensure that it adequately reflects responsibilities and risks.

                     YES The Corporate Governance and Compensation Committee carries out this responsibility annually.

                          9. Committees of the Board generally should be composed of independent directors with the majority being unrelated.

                     YES The two committees of the PrimeWest Board are composed solely of independent and unrelated directors.

                          10.   Every board should expressly assume
                                responsibility for, or assign to a committee, the responsibility for developing the company's approach to corporate governance issues.

                     YES The Corporate Governance and Compensation Committee focuses on corporate governance and ensures that PrimeWest's corporate governance system is effective.

                          11.   The Board, together with the CEO, should:

                                (A) DEVELOP POSITION DESCRIPTIONS FOR THE BOARD AND FOR THE CEO, SETTING OUT LIMITS TO MANAGEMENT'S RESPONSIBILITIES
                     YES The Corporate Governance and Compensation Committee has established clear sets of responsibilities for the Board as a whole and for its committees. It has also done this for the Vice-chairman and CEO, with defined limits to his responsibilities. The Vice-chairman and CEO delegates responsibility to senior officers of PrimeWest, who have written descriptions of their objectives.

                                (B)APPROVE OR DEVELOP THE CORPORATE OBJECTIVES FOR THE BOARD AND FOR THE CEO
                     YES The full Board reviews and approves annual strategic and operating and financial objectives; management prepares these, and the Vice-chairman and CEO is accountable for them.

                          12.   Every board should have structures and
                                procedures to ensure that it can function independently of management.

                     YES The Chairman of the Board is an unrelated director and independent of management. YES Any member of the Board may call a meeting to be held without management present. Members of the Audit Committee, which also functions as the Reserves Committee, meet directly with the Company's auditors and independent reserves engineering firm, in part without management present. The independent directors meet in camera at the end of each meeting.

                          13. All boards should have an Audit Committee, consisting only of non-management YES directors, which has a clearly defined mandate and appropriate oversight.

                     YES The Audit Committee consists only of unrelated directors and has direct access to external auditors. The Committee reviews financial reporting processes of PrimeWest, its systems of internal controls, and the audit process. The Committee also reviews the annual reserves engineering report and all operating and financial results before disclosure.

                          14. The Board should enable an individual director to engage an outside advisor in appropriate circumstances, at the expense of the company.

                     YES In circumstances considered to be appropriate by the Corporate Governance and YES Compensation Committee, an individual director may engage an outside advisor at company expense.

THE SAUCIER REPORT - BEYOND COMPLIANCE,
BUILDING A GOVERNANCE CULTURE

The Joint Committee on Corporate Governance (TSE, CDNX, CICA) delivered its final report in November of 2001. The report contains 15 recommendations for improved corporate governance. Among the recommendations, the following three are most often identified as critical to successful governance practices:

ITEM                                   PRIMEWEST COMPLIANCE
-------------------------------------  -----------------------------------------
1. Independent board leader.           Board chairman that is independent and
                                       unrelated.

2. Board involvement in strategic      See 1(a) above.
   planning.

3. Complete disclosure of governance   See 1 to 14 above.
   system.

ENVIRONMENTAL, HEALTH AND SAFETY


ENVIRONMENT
PrimeWest believes that attaining a high standard of environmental stewardship is a key component of our business objectives. To achieve these high standards, PrimeWest focuses on the following components:

ENVIRONMENTAL COMPLIANCE
o  Ensure complete compliance with environmental legislation and regulations;

o Develop and adhere to a company-specific system to manage environmental activities; and

o Provide adequate training and support on environmental related matters to field operations personnel

During 2001, PrimeWest conducted an inventory of all of its aboveground and underground storage tanks to meet the guidelines as set out by the EUB Guide G-55.

ENVIRONMENTAL LIABILITY
o Reduce long term environmental liabilities through timely decommissioning, abandonment and reclamation of well leases and facilities;

o  Monitor environmental liabilities through regular inspections;

o Respond to field and facility situations promptly to mitigate environmental impacts; and

o Support new environmental research that has application to PrimeWest's operations.

During 2001, PrimeWest continued an active lease reclamation program. Of the 700 leases identified for reclamation, 160 leases were addressed. PrimeWest received 24 reclamation certificates and 17 applications are pending.

EMISSIONS AND WASTE REDUCTION
o  Increase electrical and fuel-gas efficiency at PrimeWest facilities;

o  Reduce greenhouse gas emissions and flaring; and

o  Minimize waste products by reducing, recycling and recovering

PrimeWest received Gold Medal standing from the federal Voluntary Challenge Registry for its 2000 report sub-mission. This Registry is a means of promoting, assessing and recognizing the effectiveness of the voluntary approach in addressing climate change. PrimeWest's report received 93 points out of a possible 100.

STAKEHOLDER RELATIONSHIPS
o Work to build long term relationships with environmental stakeholders and community groups; and
o  Respond promptly to landowner and community concerns

During 2001, PrimeWest amended its Emergency Response Plans to address its contingency responsibilities in its major operating areas including Crossfield/ Lone Pine Creek, Meekwap, Kaybob and Enchant.

HEALTH AND SAFETY
PrimeWest is committed to safety in the workplace and ensuring that the health of its employees and the surrounding communities is protected. It is a condition of employment that PrimeWest personnel work safely and in accordance with established regulations and procedures. The Occupational Health and Safety Group within PrimeWest implements policy, provides training and conducts audits to ensure that established policies are rigidly adhered to.

During 2001, PrimeWest implemented a comprehensive health and safety training program for its employees and contractors. The training program will be provided over a one-week period with elements including Work-place Hazardous Materials, Transportation of Dangerous Goods, Gas Testing Safety, Industrial Fire Fighting, Defensive Driving, Respiratory Protection, Accident/ Incident Reporting and Standard First Aid/CPR.

INCOME TAX CONSIDERATIONS

One of the most frequently asked questions from our unitholders is "How are the monthly distributions that I received treated for tax?" Distributions paid to the Trust are both a return of capital (i.e. a repayment of a portion of your investment) and a return on capital (i.e. income). The allocation depends on the tax deductions that the Trust is entitled to claim against income it earns from royalty income it receives from PrimeWest and income it earns directly. These tax deductions are primarily COGPE (Canadian Oil and Gas Property Expenses) - the cost of acquiring the royalty from the operating companies or the Trust's direct investment in revenue producing property.

Each year, the return on capital, or taxable income portion, is calculated and reported in the Trust's T3 return and allocated to each unitholder who received distributions in that taxation year on the T3 supplementary forms which are mailed out in late February or early March. The T3 slip will report only the other income component in box 26. This income is taxed in the same manner as interest expense.

The following is a summary of the split between other income and return of capital since the Trust's inception:

                             PAYMENT                   DISTRIBUTION         OTHER     RETURN OF
RECORD DATE                  DATE                            AMOUNT        INCOME       CAPITAL
-----------------------------------------------------------------------------------------------
31-Dec-96 to 30-Nov-97       15-Jan-97 to 15-Dec-97            1.39             -       1.39000
31-Dec-97 to 30-Nov-98       15-Jan-98 to 15-Dec-98            1.15             -       1.15000
31-Dec-98 to 30-Nov-99       15-Jan-99 to 15-Dec-99            1.06             -       1.06000
31-Dec-99                    15-Jan-00                         0.10       0.05300       0.04700
31-Jan-00                    15-Feb-00                         0.10       0.05300       0.04700
29-Feb-00                    15-Mar-00                         0.10       0.05300       0.04700
31-Mar-00                    15-Apr-00                         0.10       0.05300       0.04700
30-Apr-00                    15-May-00                         0.10       0.05300       0.04700
31-May-00                    15-Jun-00                         0.13       0.06890       0.06110
30-Jun-00                    15-Jul-00                         0.16       0.08480       0.07520
31-Jul-00                    15-Aug-00                         0.16       0.08480       0.07520
31-Aug-00                    15-Sep-00                         0.16       0.08480       0.07520
30-Sep-00                    15-Oct-00                         0.16       0.08480       0.07520
31-Oct-00                    15-Nov-00                         0.20       0.10600       0.09400
30-Nov-00                    15-Dec-00                         0.20       0.10600       0.09400
30-Dec-00                    15-Jan-01                         0.20       0.13430       0.06569
31-Jan-01                    15-Feb-01                         0.20       0.13430       0.06569
28-Feb-01                    15-Mar-01                         0.20       0.13430       0.06569
31-Mar-01                    15-Apr-01                         0.20       0.13430       0.06569
30-Apr-01                    15-May-01                         0.22       0.14774       0.07226
31-May-01                    15-Jun-01                         0.22       0.14774       0.07226
30-Jun-01                    15-Jul-01                         0.22       0.14774       0.07226
31-Jul-01                    15-Aug-01                         0.22       0.14774       0.07226
31-Aug-01                    15-Sep-01                         0.22       0.14774       0.07226
30-Sep-01                    15-Oct-01                         0.17       0.11416       0.05584
31-Oct-01                    15-Nov-01                         0.17       0.11416       0.05584
30-Nov-01                    15-Dec-01                         0.17       0.11416       0.05584

DISTRIBUTION REINVESTMENT AND
OPTIONAL TRUST UNIT PURCHASE PLANS

The Distribution Reinvestment Plan (commonly referred to as the DRIP) and our Optional Trust Unit Purchase Plan provide our Canadian unitholders with an economical, convenient way to maximize their investment in PrimeWest. Participants do not pay any costs associated with these plans, including brokerage commissions.

Since 1998, these plans have enabled unitholders to reinvest their monthly distributions automatically and make additional annual investments of between $100 and $100,000 - without incurring brokerage fees and with a 5% discount off the 20-day weighted average market price at the time. To view the 5% discounted unit prices by month, please refer to our DRIP section of the PrimeWest Web site at WWW.PRIMEWESTENERGY.COM.

Some banks, trust companies or brokerage firms will allow participation in PrimeWest's DRIP and others will not. You will need to make enquiries directly with your account holder. If you cannot participate as a non-registered holder, you must either transfer your units to hold them directly or transfer them to an account that allows participation.

If you are a Canadian resident and a registered unitholder (you have a Trust Unit certificate), you may fill out forms `Part A' and `Part B' located in the DRIP section of the PrimeWest Web site at WWW.PRIMEWESTENERGY.COM.

For further information, contact Computershare Trust Company of Canada - by phone toll-free phone (1-800-332-0095) or fax (403-982-766). You may also contact PrimeWest Investor Relations - by phone (403-234-6600), toll-free phone in Canada and the continental United States (1-877-968-7878), fax (403-699-7271) or e-mail investor@primewestenergy.com).

GLOSSARY


AECO: refers to a pricing point for gas produced in Western Canada located at a gas storage facility adjacent to the TransCanada mainline near the Alberta-Saskatchewan border.

BARREL OF OIL EQUIVALENT (BOE): Natural gas production is converted using six thousand cubic feet of gas for one barrel of oil, with this number added to the actual number of barrels of crude oil and natural gas liquids on an average day to derive the barrels of oil equivalent produced per day.

CASH DISTRIBUTION DATE: the date Distributable Income is paid to Unitholders, currently being the 15th day of the month following any record date.

DECLARATION OF TRUST: refers to the declaration of trust dated August 2, 1996 among the Trustee, PrimeWest, and the Initial Unitholder (as therein defined), as amended from time to time.

DISTRIBUTABLE INCOME: refers to the 99% of Royalty Income together with any income earned by the Trust from Permitted short term investments plus any ARTC, less Crown royalties and other Crown charges that are not deductible by PrimeWest for income tax purposes and that are reimbursed by the Trust to PrimeWest less general and administrative expense of the Trust.

ESTABLISHED RESERVES: indicates all proved and one half of probable reserves.

EX-DISTRIBUTION DATE: the holder of units purchased prior to the ex-distribution date is entitled to the declared distribution paid on the 15th of the next month. Ex-distribution date is 2 business days prior to the record date.

GENERAL AND ADMINISTRATIVE COSTS: refers to the aggregate representing all expenditures and costs incurred under the Management Agreement in respect of PrimeWest, the Trust or the Royalty or in management and administration of PrimeWest, the Trust or the Royalty other than Management Fees.

MANAGEMENT FEE: refers to the fees payable to the Manager pursuant to the Management Agreement. The Manager is PrimeWest Management Inc.

PEERS: include ARC Energy Trust, Enerplus Resources Fund and Pengrowth Energy Trust.

RECORD DATE: means the last day in each month.

RESERVE LIFE INDEX: is the time span in years derived by dividing the quantity of reserves by the total production of oil, natural gas, and natural gas liquids during calendar year 2001.

ROYALTY: refers to the payment of monies by PrimeWest to the Trust pursuant to the Royalty Agreement, which royalty equals 99% of Royalty Income.

TRUSTEE: refers to ComputerShare Trust Company of Canada, or its successor as trustee of the Trust.

WEST TEXAS INTERMEDIATE (WTI): a high quality grade of crude oil produced in West Texas whose price is most commonly used as a benchmark for crude oil pricing internationally.

ABBREVIATIONS
bbls                barrels
Mbbls               one thousand barrels
MMbbls              one million barrels
bblsper day         barrels per day
Mcf                 one thousand cubic feet
MMcf                one million cubic feet
Mcf per day         one thousand cubic feet per day
Bcf                 one billion cubic feet
m3                  one thousand cubic meters
BOE                 barrels of oil equivalent
BOE per day         barrels of oil equivalent per day
MMBOE               millions of barrels of oil equivalent

CONVERSION FACTORS:
1 cubic meter (liquids) = 6.29 barrels
1 cubic meter (natural gas) = 35.49 cubic feet
1 litre = 0.22 imperial gallon
1 hectare = 2.47
acres 1 cubic meter = 1000 litres

BIOGRAPHIES
INDEPENDENT DIRECTORS

BARRY E. EMES, LL.B.
INDEPENDENT DIRECTOR
Mr. Emes is a partner in the corporate/commercial group of the Calgary office of Stikeman Elliott and a member of the firm's Partnership Board. In his practice, he has counseled borrowers and lenders in financings; sellers and purchasers of shares and other assets; and independent committees and financial advisors with respect to corporate acquisitions.

HAROLD N. KVISLE, P. ENG.
INDEPENDENT DIRECTOR
Mr. Kvisle is President, Chief Executive Officer and a Director of TransCanada PipeLines Limited, and he acts as a director of several companies and limited partnerships within the TransCanada group. Mr. Kvisle also is a director of Norske Skog Canada Limited. Mr. Kvisle was formerly president of Fletcher Challenge Petroleum.

HAROLD P. MILAVSKY, FCA
CHAIRMAN, INDEPENDENT DIRECTOR
Mr. Milavsky is Chairman of Quantico Capital Corp., a privately held company engaged in merchant banking, principal investments and acquisitions. Mr. Milavsky serves as a director of Aspen Properties Ltd., various investment trusts comprising the Citadel Group of Funds, ENMAX Corporation and Torode Realty Limited. Mr. Milavsky was formerly Chief Executive Officer of Trizec Corporation, and a director of TransCanada PipeLines Limited, Telus Corporation Inc., Northrock Resources Ltd., Encal Energy Ltd. and Wascana Energy Inc.

MICHAEL W. O'BRIEN
INDEPENDENT DIRECTOR
Mr. O'Brien is a 35-year veteran of the petroleum business and currently is the Executive Vice-president, Corporate Development and Chief Financial Officer of Suncor Energy Inc. He serves, among other responsibilities, as the current Chair of Canada's Climate Change Voluntary Challenge and Registry Inc. (VCR Inc.) and also Chair of the Nature Conservancy of Canada.

BIOGRAPHIES
SENIOR OFFICERS

KENT MACINTYRE
VICE-CHAIRMAN AND CHIEF EXECUTIVE OFFICER, DIRECTOR
Mr. MacIntyre has over 22 years of oil and gas experience, the last 13 as a principal in the start-up and management of oil and gas ventures. Prior to establishing PrimeWest, he was President and CEO of Triad Energy Inc., and before that, President and CEO of Olympia Energy Ventures Ltd. He is a director of BlackRock Ventures Inc., Capture Energy Ltd., GLR Solutions Ltd. and various investment trusts comprising the Citadel Group of Funds. Mr. MacIntyre holds a B.Sc. (Engineering) degree from the University of Manitoba and an MBA from the University of Calgary.

DON GARNER
PRESIDENT AND CHIEF OPERATING OFFICER
Mr. Garner has over 20 years experience in the oil and gas industry, most recently as President and Chief Operating Officer of Northstar Energy Corporation. He spent a good portion of his career at Imperial Oil Limited in various capacities, including executive responsibility for the Oil Sands Business Unit and as a director of Syncrude Canada Limited. An engineering graduate of the University of Saskatchewan, Mr. Garner has undertaken postgraduate studies through the Wharton School, The American Graduate School of International Management and University of Calgary.

RON AMBROZY, P.ENG.
VICE-PRESIDENT, BUSINESS DEVELOPMENT
Mr. Ambrozy has been active in the oil and gas industry since 1975, initially holding progressively more responsible positions with Gulf Canada. During the last 13 years of his career, he has led the evaluation of properties and completion of transactions worth more than $2 billion. Mr. Ambrozy joined PrimeWest in 1997. For the last four years Mr. Ambrozy has been actively involved with the Petroleum Acquisition and Divestment Association (PADA) and currently is still co-chairman of PADA.

DENNIS FEUCHUK, CMA
VICE-PRESIDENT, FINANCE AND CHIEF FINANCIAL OFFICER
Mr. Feuchuk has spent over 26 years in the oil and gas industry in various financial and accounting capacities. Prior to joining PrimeWest in October 2001, Mr. Feuchuk was Vice President and Controller for Gulf Canada Resources Limited and Vice President and Treasurer for Athabasca Oil Sands Trust.

TIM GRANGER, P.ENG.
VICE-PRESIDENT, OPERATIONS AND DEVELOPMENT
Mr. Granger is a graduate of Carleton University's Engineering program, and has more than 22 years of oil and gas experience in drilling, production operations and property development. Before taking a leadership role at PrimeWest in June 1999, Mr. Granger headed the Canadian operations of a company based in the United States.

BILL ROWE, C.A.
VICE-PRESIDENT, PLANNING AND INVESTOR RELATIONS
Mr. Rowe is Past Chairman of the Canadian Investor Relations Institute (CIRI) and the 2000 winner of CIRI's Award of Excellence and a Past Director of the Washington, D.C. based National Investor Relations Institute (NIRI). Prior to joining PrimeWest in December 2001, Mr. Rowe was Vice President, Investor Relations for NOVA Chemicals Corporation. Prior to joining NOVA, Mr. Rowe was engaged in the practice of auditing and consulting with Ernst & Young. Mr. Rowe is a graduate of McMaster University, Bachelor of Commerce.

PRIMEWEST ENERGY TRUST
CORPORATE INFORMATION


BOARD OF DIRECTORS

Harold P. Milavsky1
CHAIRMAN
QUANTICO CAPITAL CORP.

Kent J. MacIntyre2
VICE-CHAIRMAN AND
CHIEF EXECUTIVE OFFICER
PRIMEWEST ENERGY INC.

Barry E. Emes1
PARTNER
STIKEMAN ELLIOTT

Harold N. Kvisle1
PRESIDENT AND
CHIEF EXECUTIVE OFFICER
TRANSCANADA PIPELINES LIMITED

Michael W. O'Brien1
EXECUTIVE VICE-PRESIDENT,
CORPORATE DEVELOPMENT AND
CHIEF FINANCIAL OFFICER
SUNCOR ENERGY INC.

1  MEMBER OF THE AUDIT
   COMMITTEE AND THE CORPORATE
   GOVERNANCE AND COMPENSATION
   COMMITTEE
2  NOMINEE OF THE MANAGER


OFFICERS

Harold P. Milavsky
CHAIRMAN

Kent J. MacIntyre
VICE-CHAIRMAN AND
CHIEF EXECUTIVE OFFICER

Donald A. Garner
PRESIDENT AND
CHIEF OPERATING OFFICER

Ronald J. Ambrozy
VICE-PRESIDENT,
BUSINESS DEVELOPMENT

James T. Bruvall
SECRETARY

Dennis G. Feuchuk
VICE-PRESIDENT, FINANCE AND
CHIEF FINANCIAL OFFICER

Timothy S. Granger
VICE-PRESIDENT, PRODUCTION

William N. Rowe
VICE-PRESIDENT, INVESTOR
RELATIONS AND PLANNING


HEAD OFFICE

4700, 150 - 6 Avenue SW
Calgary, AB Canada T2P 3Y7
Telephone: 403-234-6600
Fax: 403-266-2825
Toll-free in Canada:
1-877-968-7878


WEB SITE:

WWW.PRIMEWESTENERGY.COM

TRUST UNITS AND
EXCHANGEABLE SHARES
TRADED

The Toronto Stock Exchange,
(PWI.UN; PWX)


REGISTRAR AND
TRANSFER AGENT

Computershare Trust
Company of Canada
Toll-free in Canada:
1-800-332-0095


AUDITOR

PricewaterhouseCoopers LLP,
Calgary


ENGINEERING CONSULTANTS

Gilbert Laustsen Jung Associates
Ltd., Calgary


LEGAL COUNSEL

Stikeman Elliott


FOR MORE INFORMATION

General inquiries
403-234-6600
Investor Relations
Toll-free:
1-877-968-7878
Fax: 403-699-7271
e-mail:
investor@primewestenergy.com